Exhibit 3.1

The Companies Act 2006

A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES
OF
ASSOCIATION
OF
COMPASS PATHWAYS PLC
(Incorporated on 24 June 2020)
(Company No. 12696098)

The Companies Act 2006

A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
COMPASS PATHWAYS PLC
(THE "COMPANY")
(adopted by a special written resolution passed on 17 August 2020)
1.DEFINED TERMS
In these Articles, unless the context requires otherwise the following words and expressions have the following meanings:
"Acceptance Notice" is defined in article 21.3;
"Acquiror" is defined in article 21.1;
"Act" means the Companies Act 2006 (as amended and/or superseded from time to time);
“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended and/or superseded from time to time);
"Adoption Date" means the date of adoption of these Articles being 17 August 2020;
“ADSs”, or “American Depositary Shares”, represent ownership interests in securities that are on deposit with the depositary which are represented by certificates that are commonly known as American Depositary Receipts, or “ADRs”;
"Affiliate" means, with respect to a person (the "First Person"):
(a)another person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the First Person;
(b)a pooled investment vehicle organised by the First Person (or an Affiliate thereof), the investments of which are directed by the First Person;
(c)a partner or an officer or employee of the First Person (or an Affiliate thereof);
(d)an investment fund organised by the First Person for the benefit of the First Person's (or its Affiliates') partners, officers or employees or their dependants; or
(e)a successor trustee or nominee for, or a successor by re-organisation of, a qualified trust; and

in respect of MSRD, means a person controlled by or who controls, directly or indirectly, and whether through one or more intermediaries, MSRD, and additionally shall include and encompass the following: (i) Otsuka America Pharmaceutical, Inc., (ii) Otsuka Pharmaceutical Development & Commercialization, Inc., and (iii) Otsuka Pharmaceutical Europe, Ltd;
"Allocations Notice" is defined in article 20.5(a);
“Anti-Dilution Shares” is defined in article 16.5(a);
"Approved Listing" has the meaning given to the term in the Shareholders’ Agreement;
"Approved Transfer" shall mean any transfer of legal or beneficial ownership specifically approved in the Shareholders' Agreement;
“Arrears” means in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, together with all interest and other amounts payable on that Share;
"Articles" means the Company's articles of association as amended and/or superseded from time to time;
“Asset Sale” means the disposal (in one transaction or a series of transactions) by the Company of all or substantially all of its undertaking and assets (which shall include, without limitation, the grant by the Company of an exclusive licence over all or substantially all of the commercially valuable intellectual property of the Company);
“ATAI Director” is defined in article 9.4(b);
"ATAI" means ATAI Life Sciences AG (incorporated and registered in Germany) with registered number HRB 239201 and registered office at Barer Str. 7, 803330, Munich, Germany;
“Auditors” means the auditors of the Company from time to time, or, if the Company has not appointed auditors, its accountants for the time being;
"A Investors" means the holders of A Preference Shares;
"A Preference Shares" means the A preference shares of £0.001 each in the capital of the Company, having the rights ascribed to them in these Articles, and “A Preference Share” shall be construed accordingly;
"Beneficiary" means, in relation to a Shareholder, a person or persons on whose behalf that Shareholder holds its Shares as notified in writing to the Company by that Shareholder from time to time;
"Board" means the board of directors of the Company as constituted from time to time, including any duly appointed committee thereof or the directors present at a meeting of the directors or a committee of the Company at which a quorum is present;

“Bonus Issue” means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves or any consolidation or sub-division or redenomination or any repurchase or redemption of shares or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company in each case other than Shares issued as a result of any Permitted Issue;
"Business" means the provision of integrated, psychoactive care pathways and support for self-directed care by applying innovations in neuroscience, psychotherapy, psychopharmacology and digital platforms;
"Business Day" means a day, except a Saturday or Sunday, on which banks are generally open for non-automated banking business in London;
“B Investor Director” means the director appointed pursuant to article 9.4(c);
“B Investor Director Majority” means the holders of at least 50 per cent. of the B Preference Shares (excluding any B Preference Shares held by MSRD) from time to time;
"B Investor Majority" means the holders of at least 50 per cent. of the B Preference Shares from time to time;
"B Investors" means the holders of B Preference Shares;
"B Preference Shares" means the B preference shares of £0.001 each in the capital of the Company, having the rights ascribed to them in these Articles, and “B Preference Share” shall be construed accordingly;
"Cessation Date" is defined in article 25.1;
"Chairman" means the person appointed as chairman of the Board pursuant to article 9.3(a);
"Chairman's Interest" is defined in article 6.4(a)(ii);
"Civil Partner" means, in relation to a Shareholder, a civil partner (as defined in the Civil Partnerships Act 2004) of the Shareholder;
"Company's lien" is defined in article 30.1;
"Competing Business" means any business, enterprise, operation, activity or service that constitutes or relates to (including by being involved in the design, development, creation, launch, maintenance, operation, marketing, sale, licensing or support):
(a)the Business; and/or
(b)the provision of the products or services of the Business;
"Competitor" means a Person whose business is a Competing Business, save that, (i) in the case of MSRD, neither MSRD or its Affiliates (as defined above) shall be deemed to be a Competitor; and (ii) in the case of ATAI, neither ATAI or its Affiliates (as defined above) shall be deemed to be a Competitor;
"Compulsory Transfer Shares" is defined in article 23.1(b);
"Compulsory Transfer Date" is defined in article 23.1(b);
"Confidential Information" means any information in any form relating to any Group member's business, customers or financial or other affairs (including future plans and business development), but does not include: (a) information which is publicly known at the time of its disclosure; (b) information at the time of disclosure, as evidenced by a Shareholder’s written record, which is/was already in the possession of such Shareholder or identifies or relates to works already under development by a Shareholder prior to the disclosure by Company; or (c) any information lawfully received by a Shareholder from a third party which does not require the Shareholder to maintain the confidentiality of such information;
"Control" shall mean, with respect to a person (other than an individual) (a) direct or indirect ownership of more than 50 per cent. of the Voting Securities of such person, (b) the right to appoint, or cause the appointment of more than 50 per cent. of the members of the board of directors (or similar governing body) of such person and/or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of these Articles, a fund advised or managed directly or indirectly by a person shall also be deemed to be controlled by such person (and the term "Controls" and “Controlled” shall have meaning correlative to the foregoing);
"Conversion Notice" is defined in article 16.3(b);
"Corporate Entity" is defined in article 23.3(c);
"Day" means a period of 24 hours beginning and ending on 00.00 (midnight);
“Deferred Shares” means deferred shares of £0.001 each in the capital of the Company from time to time;
"Distribution" means all or part of any distribution, return of capital (whether on a liquidation or otherwise) or other return of value from the Company to Shareholders in respect of their Shares (including, for the avoidance of doubt, any distribution or dividend from profits, redemption of shares of any class, the purchase by the Company of its own shares or capital reduction);
"Drag-Along Notice" is defined in article 22.2;
“Drag-Along Option” is defined in article 22.1;
"Drag Completion Date" is defined in article 22.5;
"Drag Documents" is defined in article 22.5;

"Drag Price" is defined in article 22.2(c);
"Dragged Shareholders" is defined in article 22.1;
"Electronic Address" means any number or address used for the purpose of sending or receiving notices, documents or information by electronic means;
"Electronic Form" has the meaning given in section 1168 of the Act;
"Electronic Means" has the meaning given in section 1168 of the Act;
"Eligible Director" means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter);
"Eligible Shareholders" is defined in article 20.4;
"Employment Agreements" has the meaning given to the term in the Shareholders’ Agreement;
"Encumbrance" means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law (other than any right, equity or lien arising pursuant to the provisions of these Articles);
“Equity Shareholder” means a holder of Equity Shares;
“Equity Shares” means the Shares other than the Deferred Shares;
“Excess Shares” is defined in article 20.4(b);
“Exercising Investor” is defined in article 16.5(a);
"Exit Event" means:
(a)a Share Sale;
(b)a Merger; or
(c)an Asset Sale,
save that a Holding Company Reorganisation shall not constitute an Exit Event.
“Expert Valuer” means an independent firm of chartered accountants to be agreed between the Board and the Investors;

"Fair Market Value" means:
(a)for the purpose of article 23.1, in relation to the Shares, the fair market value of such Shares as agreed between the relevant shareholder who is subject to the Unapproved Change of Control and the Company (with the exception that any director appointed by the leaving shareholder cannot participate in any board vote on such matter); or
(b)for the purpose of article 25, in relation to the Shares, the fair market value of such Shares as agreed between the relevant Founder who is selling his shares and the Investors (acting by an Investor Majority) or, in the event of a disagreement, the fair market value of such Shares as an Expert Valuer (acting as an expert, not as an arbitrator) determines as being in its opinion the fair market value of such Shares;
"Family Trust" means, in relation to any individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument made by any person or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is, for the time being, vested in any person other than the individual and/or Privileged Relations of that individual; and so that, for this purpose, a person shall be considered to be beneficially interested in a share if such share or the right to receive income in respect of such share is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching to such shares are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred by the relevant trust on any person or persons;
"Final Allocation" is defined in article 20.4(c);
"Final Entitlement" is defined in article 19.4;
"Founders" means Ekaterina Malievskaia and George Goldsmith, and "Founder" shall be construed accordingly;
"Founder Director" is defined in article 9.3(a);
“Founders Fund” means The Founders Fund VII, LP, The Founders Fund VII Principals Fund, LP, The Founders Fund VII Entrepreneurs Fund LP and Eric Scott, an affiliate of Founders Fund ;
"Founder Majority" means the Founders and/or such persons' Beneficiaries;
"Fractional Holders" is defined in article 16.3(h);
“Fully Diluted Share Capital” means the share capital of the Company on a fully diluted basis from time to time;
"Good Leaver" is defined in article 25.1;
"GBP" or "£" means the Great British Pound, being the currency of the United Kingdom;

"Group" means the Company and each subsidiary undertaking from time to time, and "Group member" shall be construed accordingly;
"Group Member Interest" is defined in article 6.2(a);
“Holding Company” means a holding company of the Company newly incorporated in any jurisdiction (including, without limitation, in the United States of America under Delaware law) which has no previous trading history and has resulted from a Holding Company Reorganisation;
“Holding Company Reorganisation” means any transaction involving the issue of shares in the capital of a Holding Company to the Shareholders, the object or intent of which is to interpose the Holding Company as the sole owner of the Company prior to a Listing such that immediately subsequent to such transaction:
(a)the number and class of shares comprised in the issued share capital of the Holding Company, the identity of the shareholders of the Holding Company, and the number and class of shares held by each such person is the same as or substantially similar to the issued share capital of the Company and the identity of Shareholders and the number and class of Shares held by each such person immediately prior to such transaction (save for the fact that such shares are issued by a different company);
(b)the rights attaching to each class of share comprised in the Holding Company are the same as those rights attaching to the like class of share comprised in the share capital of the Company immediately prior to such transaction (save for the fact that such shares are issued by a different company and/or in a different jurisdiction with attendant differences in company law); and
(c)the constitutional documents of the Holding Company are the same in effect as the articles of association of the Company immediately prior to such transaction (save for the fact that they apply in respect of a different company, and as to matters and modifications to reflect that the Holding Company may be incorporated in a jurisdiction other than England and Wales);
"Independent Director" is defined in article 9.5;
"Initial Allocation" is defined in article 20.4(a)(iii);
"Initial Entitlement" is defined in article 19.2(d);
"Insolvency Event" is defined in article 17.1;
"Insolvency or Exit Event Notice" is defined in article 17.3;
"Interested Director" means any director who has or could have a Situational Conflict;
"Investors" means the Seed Investors, the A Investors and the B Investors, and an "Investor" shall be construed accordingly;

"Investor Director" means each of the:
(a)B Investor Director;
(b)MSRD Director;
(c)Seed Investor Director; or
(d)ATAI Director;
"Investor Director Interest" is defined in article 6.3(a);
"Investor Majority" means Investors holding at least 75 per cent. in number of the Shares held by the Investors;
"Investor Shares" means the Preference Shares, the A Preference Shares and the B Preference Shares;
"Issue Price" means the nominal value of the Shares;
"Leaver" is defined in article 25.1;
"Listing" means the admission of (or in the case of admission to NASDAQ, the offering of the initial public offering of) all or any of the Shares, shares in a subsidiary of the Company, or, if applicable, any Parent or Holding Company, or securities representing those shares (including, without limitation, depositary interests, ADRs, ADSs and/or other instruments) on NASDAQ or on the Main Market of the London Stock Exchange or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 as amended and/or superseded from time to time);
"Liquidation Preference" is defined in article 17.4;
"Lock-in Period" is defined in article 20.1(a);
"Lock-up Restriction" is defined in article 26.2;
"Majority Selling Shareholders" is defined in article 22.1;
"Majority Shareholders" means the holders of not less than 75 per cent. of all Shares from time to time;
"Material Reason" is defined in article 9.4(e);
“Merger” means any merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues its share capital pursuant to such merger or consolidation, but shall exclude any such merger or consolidation involving the Company or a subsidiary thereof in which the share capital of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for share capital of the Company that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the share capital of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;
"Model Articles" means the model articles for public companies contained in Schedule 3 to the Model Articles Regulations;
"Model Articles Regulations" means The Companies (Model Articles) Regulations 2008 (SI 2008/3229) (as amended prior to the Adoption Date);
“MSRD” means McQuade Center for Strategic Research and Development LLC, a Delaware limited liability company and a wholly owned subsidiary of Otsuka America, Inc., and its permitted successors and assigns;
“MSRD Director” has the meaning given in article 9.4(d);
“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc;
"New Issue" is defined in article 19.1;
"New Reorganisation Shareholder" is defined in article 27.3;
"New Securities" is defined in article 19.1;
"New Shareholder" is defined in article 22.9;
“Non-Independent Director Consent” is defined in article 9.5;
"Offer Period" is defined in article 19.2(b);
"Ordinary Shares" means the ordinary shares of £0.001 each in the capital of the Company having the rights and being subject to the restrictions set out in these Articles, and "Ordinary Share" shall be construed accordingly;
"Parent" means a person that Controls, directly or indirectly, the Group from time to time and does not own other material assets or businesses that are not related to the business of the Group;
"Permitted Issue" means an allotment or issue (or obligation to allot or issue) of Shares or other Relevant Securities of the Company pursuant to:
(a)article 16.3;
(b)the share option plans adopted by the Company from time to time, in accordance with clause 16 of the Shareholders’ Agreement;
(c)an Investor Majority consenting in writing to such allotment or issue (or obligation to allot or issue) being categorised as a Permitted Issue, provided that such allotment or issue is either (i) not to any Shareholder; or (ii) pursuant to an offer to all Shareholders on substantially the same terms;

(d)issued or granted in order for the Company to comply with its obligations under these Articles including, but not limited to, the Anti-Dilution Shares;
(e)a Holding Company Reorganisation; or
(f)shares and securities issued on a Listing;
"Permitted Transferee" means in relation to a holder of Shares who is an individual, any of his Privileged Relations, Trustees or Qualifying Companies and in relation to a holder of Shares which is a corporate entity, any of its Affiliates;
“Preference Amount” means a price per share equal to the amount paid up or credited as paid up (including premium) for such share together with any Arrears;
"Preference Shares" means the preference shares of £0.001 each in the capital of the Company having the rights and being subject to the restrictions set out in these Articles, and "Preference Share" shall be construed accordingly;
"Privileged Relation" means, in relation to a Shareholder who is an individual member, a spouse, Civil Partner, child or grandchild (including step or adopted or illegitimate children and their issue);
“Proceeds” means:
(a)in the case of an Insolvency Event, the surplus assets and retained profits of the Company remaining after the payment of its liabilities; and
(b)in the case of an Exit Event, the consideration payable (including, without limitation, any deferred and/or contingent consideration) whether in cash or otherwise to, in the case of a Share Sale, those Shareholders selling Shares; and, in the case of an Asset Sale, the Company by way of consideration from the relevant purchaser (after payment of its liabilities) from the relevant purchaser pursuant to the terms of the Share Sale and/or Asset Sale, in each case less any fees, costs and expenses payable by the Company as approved by an Investor Majority;
"Proposed Buyer(s)" is defined in article 20.3(c)(iii);
"Proposed Tag-Along Transfer" is defined in article 21.1;
"Proposed Drag-Along Sale" is defined in article 22.1;
"Proposed Reorganisation" is defined in article 27.1;
"Proposed Sale" is defined in article 20.2;
"Purchaser" is defined in article 22.1;
“Qualifying Companies” means a company in which a Shareholder or Trustee(s) holds the entire issued share capital and which that Shareholder or Trustee(s) exercises control (within the meaning of section 1124 of the Corporation Tax Act 2010) and (“Qualifying Company” shall mean any one of them);

“Qualifying Issue” is defined in article 16.5(a);
"Relevant Investor" is defined in article 6.3(a)(i);
"Relevant Matter" is defined in article 5.1(a)(i);
“Relevant New Securities” has the meaning given in article 16.5(a);
"Relevant Securities" means, in respect of any company, any share or other security (whether debt or equity) in the capital of such company from time to time, or any other security, agreement or instrument which contains or provides for any right to subscribe or exchange for, convert into or otherwise call for any issue of any share(s) or other securities in the capital of such company from time to time but shall not include Deferred Shares;
"Reorganisation Action" is defined in article 27.1;
"Sale Agreement" is defined in article 22.2;
"Sale Date" is defined in article 20.5;
"Sale Period" is defined in article 20.4;
"Sale Price" is defined in article 20.3(c)(ii);
"Sale Shares" is defined in article 20.3(b);
"Secretary" means any person appointed by the directors to perform the duties of the secretary of the Company from time to time;
"Seed Investors" means each of:
(a)Apeiron Investment Group Ltd, a limited liability company incorporated in Malta with registered office at 48 Stella Maris Street, SLM 1765 Malta;
(b)Rivendell Investments 2017-9 LLC, a limited liability company incorporated in the State of Delaware, USA with registered office at 1209 Orange Street, Wilmington, New Castle County 19801, USA; and
(c)Galaxy Group Investments LLC, a limited liability company incorporated in the State of Delaware, USA whose registered office is at 107 Grand Street, 7th Fl., New York, New York 10013, USA, or
any transferee of any such person where such transferee is ATAI and such transfer was an Approved Transfer;
"Seed Investor Director" means the director appointed pursuant to article 9.4(a);
"Seed Investor Majority" means the holders of a majority of Preference Shares held by the Seed Investors;
"Seller" is defined in article 20.2;

"Selling Shareholder(s)" is defined in article 21.1;
“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of (regardless of whether such right or obligation is contingent and/or optional)) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will (or will result upon exercise of such right) result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with him together acquiring Control of the Company, save that a Holding Company Reorganisation will not be a Share Sale;
"Shareholders" means the holders for the time being of Shares, and "Shareholder" shall be construed accordingly;
"Shareholders' Agreement" means the written agreement entered into between Compass Pathfinder Holdings Limited and the Shareholders on 17 April 2020 and the Company following the amendment and restatement on 07 August 2020 (as further amended and/or superseded from time to time);
"Shares" means shares in the capital of the Company, and “Share” shall be construed accordingly;
"Situational Conflict" means any direct or indirect interest of an Interested Director that conflicts or possibly may conflict with the interests of the Company and which would, if not authorised by the directors pursuant to these Articles, involve such director breaching his duty under section 175 of the Act but excluding:
(a)Transactional Conflicts; and
(b)interests that cannot reasonably be regarded as likely to give rise to a conflict of interest, and a conflict of interest includes a conflict of interest and duty and a conflict of duties;
“Starting Price” means US$1.42463394 (if applicable, adjusted as referred to in article 16.5(a));
"Subsidiary Undertaking" has the meaning given in section 1162 of the Act;
"Tag-Along Notice" is defined in article 21.1;
"Tagged Shareholders" is defined in article 21.1;
"Tax Authority" means a taxing or other governmental (local or central) state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or collect tax;
"Terms of Issue" is defined in article 19.2(a);
"Total Number" is defined in article 19.2(c);
"Transactional Conflict" means any direct or indirect interest of a director in relation to an existing or a proposed transaction or arrangement with the Company;

"Transfer Notice" is defined in article 20.3(a);
"Trustee" means in relation to a Shareholder, the trustee or trustees of a Family Trust;
"Unallocated Shares" is defined in article 20.6;
"Unapproved Change of Control" is defined in article 23.3(a) and article 23.3(b); and
"Voting Securities" shall mean shares or equivalent ownership interests entitled (without regard to the occurrence of certain circumstances) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof.
1.2Model Articles
(a)The Model Articles shall apply to the Company save in so far as they are excluded or varied by these Articles and such Model Articles (save as so excluded or varied) and the Articles shall be the articles of association of the Company. The model articles for private companies contained in Schedule 1 to the Model Articles Regulations shall not apply to the Company.
(b)Where there is any conflict between these Articles and the provisions of the Model Articles which apply to the Company by these Articles, these Articles shall prevail.
(c)Articles 8(1) to 8(3), 10(2), 11, 12, 13(3), 14, 16, 18(4), 20, 21, 22, 23(5), 24, 26(1), 26(4), 31, 36(2), 37, 39, 41, 46, 47, 50, 51, 63, 64, 65 to 68, 76(2), 80, 85 and 86 of the Model Articles do not apply to the Company.
2.INTERPRETATION
(a)Unless the context otherwise requires:
(i)where there is reference to Preference Shares, A Preference Shares or B Preference Shares, Investor Shares and/or Shares under these Articles, this reference shall be treated where appropriate in the context, on an as converted basis as if the shares had been converted into Ordinary Shares in accordance with article 16.3;
(ii)words denoting the singular number include the plural number and vice-versa;
(iii)words denoting the masculine gender include the feminine and neuter genders and vice versa;
(iv)references to persons includes bodies corporate, unincorporated associations and partnerships;
(v)any reference to an article shall be construed as a reference to the relevant article of these Articles unless expressly provided otherwise;

(vi)a reference to any statute, statutory instrument or provision of a statute or statutory instrument includes a reference to any statutory modification, re-enactment or renumbering of it for the time being in force;
(vii)references to the execution of a document in electronic form include references to it being executed by such means as the Board may from time to time approve (including for the purpose of establishing the authenticity or integrity of the relevant document);
(viii)the headings are inserted for convenience only and do not affect the construction of these Articles;
(ix)a reference to the transfer of a Share means:
(1)the transfer, sale, assignment or other disposal of the legal and/or beneficial interest in that Share;
(2)the creation of any Encumbrance over any legal or beneficial interest in any Share (other than a lien arising pursuant to these Articles);
(3)the renunciation or assignment of any right to receive the legal or beneficial interest in that Share or a direction given by the holder of that Share that any legal or beneficial interest in that Share shall be allotted or issued to any person other than such holder;
(4)the grant of an option to acquire any legal or beneficial interest in that Share; or
(5)any agreement to do any of the foregoing,
and "transferring" and "transfers" shall be construed accordingly.
(b)Save as defined in article 1 and unless the context otherwise requires, other words or expressions contained in these Articles bear the same meaning as in the Act as in force on the date when these Articles become binding on the company.
(c)The agreement, consent, direction or vote of a Shareholder under these Articles may be given by the Shareholder or, failing that and so long as the Shareholder has not given any conflicting agreement, consent, direction or vote, by that Shareholder's Beneficiary.
3.DIRECTORS' POWERS AND RESPONSIBILITES
3.1Committees
(a)The Board, with the consent of an Investor Majority, may establish committees of the Board from time to time.

(b)Where a provision of the Articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.
3.2Directors to exercise the Company's voting powers
The directors may exercise the voting powers conferred by the shares in any company held or owned by the Company or exercisable by them as directors of such other company in such manner in all respects as they think fit.
4.DECISION-MAKING BY DIRECTORS
4.1Calling a directors' meeting
(a)Any director may call a directors' meeting by giving not less than five (5) Business Days' notice of the meeting (or such lesser notice as one Founder Director and one Investor Director may agree) to the directors or by authorising the Secretary (if any) to give such notice.
(b)Notice of any directors' meeting must be accompanied by:
(i)an agenda specifying in reasonable detail the matters to be raised at the meeting; and
(ii)copies of any papers to be discussed at the meeting.
(c)Matters not on the agenda or business conducted in relation to those matters may not be raised at a meeting of directors unless a Founder Director and each Investor Director agree in such meeting (or prior to such meeting if any Investor Director is not to be present).
(d)Breach of this article 4.1 shall not affect the validity of any meeting of the directors which has been validly convened.
4.2Participation in directors' meetings
Article 9 of the Model Articles shall be amended by:
(a)the insertion of the word "orally" after communicate in article 9(1)(b) of the Model Articles;
(b)the deletion of the words "or how they communicate with each other" in article 9(2) of the Model Articles; and
(c)the insertion of the words "and if there is no agreement between the directors, the meeting shall be deemed to take place where the largest group of those participating is assembled or if there is no such group, where the Chairman is" at the end of article 9(3) of the Model Articles.

4.3Quorum for directors' meetings
(a)Subject to articles 4.3(b) and 6.1(c)(i), a quorum shall consist of at least three (3) directors, of whom two (2) must be Founder Directors and one (1) must be an Investor Director.
(b)In a situation where a meeting of the Board is or becomes inquorate due to the non-attendance of two (2) Founder Directors and one (1) Investor Director, such meeting (with the same agenda) shall be reconvened at the same time and place not earlier than five (5) Business Days later, and at such reconvened meeting (provided no changes are made to the agenda), any two directors shall constitute a quorum, for the transaction of business.
(c)If the total number of directors in office for the time being is less than the quorum required, the directors must not take any decision other than a decision:
(i)to appoint further directors; or
(ii)to call a general meeting so as to enable the Equity Shareholders to appoint further directors.
(d)Save where expressly stated otherwise in these Articles and/or the Shareholders’ Agreement, the Board shall have full and complete discretion to manage and control the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company.
(e)For the purposes of any meeting (or part of a meeting) held pursuant to article 6.1 to authorise a director’s Situational Conflict, if the non-conflicted directors in office are not sufficient to reach the quorum for a meeting in article 4.3(d), the quorum for such meeting (or part of a meeting) shall be the non-conflicted directors.
4.4Chairing directors' meetings
(a)The Chairman shall be appointed in accordance with article 9.3(a).
(b)The Chairman shall preside at any Board meeting, committee meeting and any general meeting at which he is present. If the Chairman for the time being is unable to attend any Board meeting, committee meeting or general meeting or at any time, there is no Chairman, the Founder Directors shall be entitled to appoint another director to act as Chairman in his place at the Board meeting or pending such appointment (as the case may be).
(c)In the event that the number of votes for and against a proposal to be determined by the Board are equal, the Chairman shall not have a casting vote.

4.5Voting at directors' meetings: general rules
(a)Article 13(1) of the Model Articles shall be amended by the deletion of the word "participating" before the word "director" and replacing it with the word "eligible".
(b)Article 13(2) of the Model Articles shall be amended by the insertion of the word "eligible" before the words "director participating".
5.DIRECTORS' INTERESTS - TRANSACTIONAL CONFLICTS
5.1Directors may be interested
(a)Subject to sections 177(5), 177(6), 182(5) and 182(6) of the Act, provided he has declared the nature and extent of his interest in accordance with the requirements of the Act, a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company:
(i)may be a party to, or otherwise interested in, any contract, transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested (a "Relevant Matter");
(ii)shall be an Eligible Director and shall be entitled to count in the quorum for the purposes of any proposed decision of the directors (or committee of directors) in respect of such Relevant Matter or proposed Relevant Matter in which he is interested;
(iii)shall be entitled to vote at a meeting of directors (or of a committee of the directors) or vote on a directors' written resolution, in respect of such Relevant Matter or proposed Relevant Matter in which he is interested;
(iv)may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;
(v)may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and
(vi)shall not, save as he may otherwise agree, be accountable to the Company for any benefit which he (or a person connected with him (as defined in section 252 of the Act)) derives from any such Relevant Matter or from any such office or employment or from any interest in any such body corporate and no such Relevant Matter shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.

(b)The provisions of article 5.1(a) shall only apply to Transactional Conflicts and shall not apply to Situational Conflicts.
6.DIRECTORS' INTERESTS - SITUATIONAL CONFLICTS
6.1Board approval required for Situational Conflicts
(a)The directors shall, in accordance with the requirements set out in this article 6.1, have the power, by resolution, to authorise any Situational Conflict.
(b)Where a situation arises in which an Interested Director has or could have a Situational Conflict, the Interested Director or any other director must provide the Board with such details of the Situational Conflict as are necessary for the Board to decide whether or not to authorise the Situational Conflict. Such details may be provided in writing and shall be delivered to the other directors together with such additional information as may be requested by the Board or made orally at a Board meeting.
(c)For the purposes of any Board meeting or part of a Board meeting held pursuant to article 6.1(b) at which a resolution to authorise the relevant Situational Conflict pursuant to section 175(4)(b) of the Act is to be considered, any such resolution and authorisation will be effective only if:
(i)any requirement as to the quorum for the relevant Board meeting is met without counting the Interested Director, save that:
(1)if an Investor Director is an Interested Director, the quorum for such meeting (or part of a meeting) shall be one Founder Director and any other Investor Director; and
(2)if a Founder Director is an Interested Director, the quorum for such meeting (or part of a meeting) shall be the Investor Director and the Independent Director; and
(ii)the authorisation was given without the Interested Director voting on the resolution or would have been given if the Interested Director's vote had not been counted.
(d)Any authorisation by the directors of a Situational Conflict under this article 6.1 may (whether at the time of giving the authority or subsequently):
(i)extend to any actual or potential Situational Conflict which may reasonably be expected to arise out of the matter so authorised;
(ii)provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Board or otherwise) related to the Situational Conflict;
(iii)provide that the Interested Director shall or shall not be an Eligible Director in respect of any future decision of the directors in relation to any resolution relating to the Situational Conflict;

(iv)permit the Interested Director to absent himself from the discussion of matters relating to the Situational Conflict at any meeting of the Board and be excused from reviewing papers prepared by, or for, the Board to the extent that they relate to such matters; and
(v)impose on the Interested Director such other terms or conditions for the purposes of dealing with the Situational Conflict and for such duration as the Board thinks fit.
(e)The Board may terminate, revoke or vary the authorisation of a Situational Conflict at any time provided that this will not affect anything done by the Interested Director prior to such termination, revocation or variation in accordance with the terms of the authorisation.
(f)Where the Board authorises a Situational Conflict:
(i)the Interested Director will be obliged to conduct himself in accordance with any terms imposed by the Board in relation to the Situational Conflict; and
(ii)the Interested Director will not infringe any duty he owes to the Company by virtue of sections 171 to 177 of the Act provided he acts in accordance with such terms, limits and conditions (if any) which the Board imposes in respect of its authorisation.
(g)In authorising a Situational Conflict, the directors may decide (whether at the time of giving the authority or subsequently) that if a director has obtained any information through his involvement in the Situational Conflict otherwise than as a director and in respect of which he owes a duty of confidentiality to another person, the director is under no obligation to:
(i)disclose such information to the directors or to any director or other officer or employee of the Company; or
(ii)use or apply any such information in performing his duties as a director, where to do so would amount to a breach of that confidence.
6.2Pre-approval for all directors
(a)Subject to complying with his duties as a director under Part X of the Act, any director, notwithstanding his office, may at any time be:
(i)an officer of, employed by, or (directly or indirectly) hold Shares or other securities in the Company; or
(ii)a director or other officer of, employed by, or (directly or indirectly) hold shares or other securities or otherwise be directly or indirectly interested in any other Group member,
(a "Group Member Interest") and no authorisation under article 6.1 shall be necessary in respect of any such Group Member Interest.

(b)Notwithstanding his office or the existence of an actual or potential conflict between the interests of the Company and any Group Member Interest, any Interested Director shall:
(i)be entitled to count in the quorum and to vote at a meeting or any part of a meeting of the directors (or of a committee of the directors) at which any matter which may be relevant to the Group Member Interest may be discussed (other than in relation to that director's employment with any Group member);
(ii)not be accountable to the Company for any remuneration, profit or other benefit which he derives from, or in connection with, a relationship involving a Group Member Interest; and
(iii)not be required to disclose to the directors or any other officer or employee of the Company any Confidential Information which is obtained by him as a result of a Group Member Interest and otherwise than as a director or use or apply any such Confidential Information in performing his duties as a director where to do so would amount to a breach of that confidence.
6.3Pre-approval for Investor Directors
(a)Subject to complying with his duties as a director under Part X of the Act, any Investor Director, notwithstanding his office, may at any time be a director or other officer of, employed by, or (directly or indirectly) hold shares or other securities or otherwise be directly or indirectly interested in:
(i)any Investor, Affiliate of an Investor or any other entity which (directly or indirectly) holds Shares in the Company (a "Relevant Investor") and the Investor Director may, on behalf of the Investor, give or withhold any consent or give any direction required of any Investor pursuant to the terms of any Shareholders' Agreement or of any document ancillary to the Shareholders' Agreement; or
(ii)any other company in which a Relevant Investor (directly or indirectly) also holds shares or other securities or is otherwise directly or indirectly interested,
(an "Investor Director Interest") and no authorisation under article 6.1 shall be necessary in respect of any such Investor Director Interest.
(b)Notwithstanding his office or the existence of an actual or potential conflict between the interests of the Company and any Investor Director Interest, any Investor Director shall:
(i)be entitled to count in the quorum and to vote at a meeting or any part of a meeting of the directors (or of a committee of the directors) at which any matter which may be relevant to the Investor Director Interest may be discussed (other than in relation to that director's employment with any Group member);

(ii)not be accountable to the Company for any remuneration, profit or other benefit which he derives from, or in connection with, any Investor Director Interest;
(iii)be entitled to report back to any Investor, Affiliate of an Investor, any proposed investor in a Group member, the auditors to any Group member and any lender or proposed lender to a Group member and any of their respective professional advisers on the affairs of any Group member and to disclose such information to such persons as he considers appropriate;
(iv)for the purposes of facilitating an Exit Event, be entitled to disclose any information relating to the affairs of any Group member to a proposed purchaser, underwriter, sponsor or broker provided that the Interested Director procures that the recipient of such information is made aware that any such information is confidential and should be treated as confidential; and
(v)not be required to disclose to the directors or any other officer or employee of the Company any Confidential Information where such Confidential Information is obtained by him as a result of an Investor Director Interest and otherwise than as a director or use or apply any such Confidential Information in performing his duties as a director where to do so would amount to a breach of that confidence.
6.4Shareholder approval of Situational Conflicts
(a)Notwithstanding the provisions of article 6.1, the holders of: (i) a Founder Majority; and (ii) an Investor Majority may collectively, at any time by notice in writing to the Company and on such terms as they think fit, authorise:
(i)a Situational Conflict which has been notified to the Board by any director under article 6.1;
(ii)any Situational Conflict which has been notified to the Board by the Chairman under article 6.1 and which arises by virtue of his appointment or proposed appointment as a director or other officer of, and/or his holding of shares or other securities (whether directly or indirectly) in, any company other than a Group member (a "Chairman's Interest"); or
(iii)any Group Member Interest or Investor Director Interest which has been disclosed to the Board under article 6.2, whether or not the matter has already been considered under, or is deemed to fall within, article 6.2.
(b)No agreement, contract or arrangement entered into shall be liable to be avoided by virtue of:
(i)any director having an interest of the type referred to in article 6.1 where the relevant Situational Conflict has been approved pursuant to that article or which is authorised pursuant to article 6.4(a);

(ii)the Chairman having a Chairman's Interest which has been approved by the Board under article 6.1 or which is authorised pursuant to article 6.4(a);
(iii)any director having a Group Member Interest which falls within article 6.2 or which is authorised pursuant to article 6.4(a); or
(iv)any Investor Director having an Investor Director Interest which falls within article 6.3 or which is authorised pursuant to article 6.4(a).
7.DIRECTORS' WRITTEN RESOLUTIONS
7.1Adoption of directors' written resolutions
In article 18(1) of the Model Articles, the words "directors who would have been entitled to vote on the resolution at a directors' meeting" shall be deleted and replaced with the words "Eligible Directors".
8.RECORDS OF DECISIONS TO BE KEPT
The directors must ensure that the Company keeps a record, in writing, for at least ten (10) years from the date of the decision recorded, of every decision taken by the directors at a meeting or by way of written resolution.
9.APPOINTMENT AND REMOVAL OF DIRECTORS
9.1Number of Directors
Unless and until the Company shall otherwise determine by ordinary resolution (with consent of the Investor Majority), the number of Directors shall be not less than two (2) and no more than nine (9).
9.2Methods of appointing directors
Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:
(a)by ordinary resolution; or
(b)by a notice of his appointment given by the relevant person(s) in accordance with article 9.3 or 9.4.
9.3Founder Directors
(a)Without prejudice to article 9.1, so long as a Founder is not a Leaver, the Founders shall each have a right to appoint and maintain (and to remove any director so appointed and to appoint another director in their place) one (1) Director to the Board (each a "Founder Director"), one of whom shall be appointed (at the collective direction of the Founders) as chairman of the Board (the "Chairman"). The first such Chairman will be George Goldsmith. In the event that the number of votes for and against a proposal to be determined by the Board are equal, the Chairman shall not have a casting vote. The Investor Majority shall be entitled to object to the identity of a Founder Director by notice in writing to the Founders provided they have a Material Reason to do so, in which case such person will not be appointed to the Board and the Founders shall be entitled to appoint a replacement Founder Director in accordance with article 9.4(f) below.
(b)Notwithstanding article 9.3(a), and without prejudice to article 9.1, each Founder shall be entitled to appoint an alternate individual to act as a Founder Director.
9.4Investor Directors
(a)Without prejudice to article 9.1, the Seed Investors, for as long as they collectively directly hold an interest in the issued share capital of the Company, shall be entitled (by decision of a Seed Investor Majority from time to time) to appoint one (1) Director to the Board (and to remove any director so appointed and to appoint another director in their place) (a "Seed Investor Director"). The Founders (acting jointly or not at all) shall be entitled to object to the identity of a Seed Investor Director by notice in writing to the Seed Investor Majority provided they have a Material Reason to do so, in which case such person will not be appointed to the Board and a Seed Investor Majority shall be entitled to appoint a replacement Seed Investor Director in accordance with article 9.4(f) below.
(b)Without prejudice to article 9.1, in addition to (and not in substitution for) the right of the Seed Investors to appoint a Seed Investor Director, ATAI, for as long as it directly holds an interest in the issued share capital of the Company, shall be entitled to appoint one (1) Director to the Board (and to remove any director so appointed and to appoint another director in their place) (an "ATAI Director"). The Founders (acting jointly or not at all) shall be entitled to object to the identity of an ATAI Director by notice in writing to ATAI provided they have a Material Reason to do so, in which case such person will not be appointed to the Board and ATAI shall be entitled to appoint a replacement ATAI Director in accordance with article 9.4(f) below.
(c)Without prejudice to article 9.1, the B Investors, for so long as they collectively directly hold an interest in the issued share capital of the Company, shall be entitled (by decision of a B Investor Director Majority from time to time) to appoint one (1) Director to the Board (and to remove any director so appointed and to appoint another director in their place) (a “B Investor Director”). The Founders (acting jointly or not at all) shall be entitled to object to the identity of the B Investor Director by notice in writing to the B Investor Majority provided that they have a Material Reason to do so, in which case such person will not be appointed to the Board and the B Investor Director Majority shall be entitled to appoint a replacement B Investor Director in accordance in article 9.4(f) below. Notwithstanding the foregoing, all parties hereto expressly acknowledge and agree that: (i) MSRD shall have a consultation right regarding the identity and election of the B Investor Director, and (ii) such B Investor Director shall not be an active director, officer, or employee, whether on a fulltime employee basis or independent contractor basis, of a publicly listed pharmaceutical or publicly listed biopharmaceutical company, organization, or entity, or their respective Affiliates (as “Affiliates” is defined for all parties hereto except MSRD) that develops or markets products within the central nervous system or neurological therapeutic areas.
(d)Without prejudice to article 9.1, in addition to (and not in substitution for) the right of the B Investors to appoint a B Investor Director, MSRD, for so long as it directly holds an interest in the issued share capital of the Company, shall be entitled to appoint one (1) Director to the Board (and to remove any director so appointed and to appoint another director in their place) (the “MSRD Director”). The Founders (acting jointly or not at all) shall be entitled to object to the identity of an MSRD Director by notice in writing to MSRD provided they have a Material Reason to do so, in which case such person shall not be appointed to the Board and MSRD shall be entitled to appoint a replacement MSRD Director in accordance with article 9.4(f) below.
(e)For the purpose of articles 9.3, 9.4(a), 9.4(b), 9.4(c) and 9.4(d), a "Material Reason" means: (A) the identity of the proposed Director being likely to prevent the Group from obtaining any regulatory approvals; or (B) the proposed Director is engaged by or interested in any Competitor.
(f)A notice appointing or removing a director under articles 9.3, 9.4(a), 9.4(b), 9.4(c) and 9.4(d) may consist of several documents in similar form each signed by, or on behalf of, any of the appointing persons or Shareholders and delivered by post or by hand to the registered office of the Company or by email. The appointment or removal takes effect immediately on deposit of the notice in accordance with this article 9.4(f) or such later date (if any) specified in the notice.
9.5Independent Director
The Board shall at any time have up to three independent Directors appointed (each an “Independent Director”). The Founders shall jointly be entitled to nominate candidates for the appointment to, and removal from, the position of Independent Director to the Board and such appointment or removal of any person so nominated shall require the consent of at least four of the six following Directors (each to the extent appointed from time to time): each Founder Director, the Seed Investor Director, the ATAI Director, the B Investor Director and the MSRD Director (such consent being a “Non-Independent Director Consent”). A Founder shall be required to nominate an Independent Director for removal upon the request of three (3)

Investor Directors, following which a Non-Independent Director Consent shall be required to effect such removal.
9.6Entitlement to notices and remuneration
Each director appointed pursuant to article 9.3(a) is entitled to all notices and voting rights and in all other respects must be treated as the other directors of the Company, save that the remuneration of such director is such fee or amount as is agreed between the persons appointing him and the Board.
9.7Appointment of directors as directors of subsidiaries
The boards of the subsidiaries of the Company shall be governed by the articles of association of the relevant subsidiary, as approved by the Board from time to time. Any director of any or all of the subsidiaries of the Company may be removed (with or without cause) from time to time and at any time by or upon the direction of the Shareholder(s) which proposed such director for appointment and any resulting vacancy on the board of the subsidiary of the Company may be filled at the election of the relevant Shareholder(s), subject always to article 9.3(a).
9.8Termination of director's appointment
(a)A person ceases to be a director as soon as:
(i)that person ceases to be a director by virtue of any provision of the Act or is prohibited from being a director by law;
(ii)a bankruptcy order is made against that person or such person has an interim receiving order made against him;
(iii)a composition is made with that person's creditors generally in satisfaction of that person's debts or such person applies to the Court for an interim order under section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act;
(iv)a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three (3) months;
(v)notification is received by the Company from the director that the director is resigning from office and such resignation has taken effect in accordance with its terms;
(vi)he is removed from office under the provisions of articles 9.3 to 9.5;
(vii)that person is convicted of a criminal offence (other than a minor motoring offence) and the directors resolve that his office be vacated; or
(viii)in the case of any Investor Director appointed pursuant to article 9.4, if the appointing person(s) no longer has the right to appoint an Investor Director and the other directors resolve that his office be vacated.

(b)A resolution of the directors that a director has vacated office under the terms of this article 9.8 shall be conclusive as to the fact and grounds of vacation stated in the resolution.
(c)Notwithstanding any provision of these Articles, no person shall be permitted to be appointed to the Board, or retain his position as on the Board if already appointed, if such person has:
(i)been convicted of fraud or gross misconduct by a body or a court of competent authority;
(ii)been convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);
(iii)been disqualified from being a company director;
(iv)given, or offered to give, a disqualification undertaking under section 1A of the Company Directors Disqualification Act 1986;
(v)in the case of a Founder, it is finally judicially determined that such Founder has breached his/her restrictive covenants as set out in the Shareholders’ Agreement or in their respective Employment Agreements; or
(vi)in the case of a Director other than an Investor Director or a Founder Director, if a majority of his co-Directors (including the consent of an Investor Majority) serve notice on him in writing, removing him from office.
9.9Ceasing to be a director means automatically ceasing to be a committee member
If a director shall cease to be a director for any reason, he shall automatically cease to have any position on any committee set up by the directors.
10.DIRECTORS' REMUNERATION AND EXPENSES
10.1Remuneration
(a)Article 23(1) of the Model Articles shall be amended by the insertion of the words "and the Company may enter into a service contract with any director on such terms as the directors think fit" at the end of that article.
(b)Article 23(2) of the Model Articles shall be amended by the insertion of:
(i)the words "Subject to articles 9.6 and 11.2(e)" at the beginning of that article;
(ii)the word "; and" at the end of article 23(2)(b); and
(iii)the words "for any executive office or employment with the Company or any body corporate which is a Group member" as new article 23(2)(c).

10.2Directors' expenses
Each director (including alternate directors) and the Secretary (if any) of the Company shall be reimbursed by the Company for all reasonable out-of-pocket expenses (including all reasonable travel and accommodation expenses) which the directors properly incur in accordance with: (i) if applicable, the terms of their appointment letter, Employment Agreements or similar with the Company and (ii) the Company's expenses policy, from time to time incurred by the director and the Secretary in connection with their service on the Board or any committee of the Company.
11.ALTERNATE DIRECTORS
11.1Appointment and removal of alternates
For the purposes of these Articles, an alternate director appointed by an Investor Director shall be deemed to be an Investor Director and an alternate director appointed by a Founder Director shall be deemed to be a Founder Director.
11.2Rights and responsibilities of alternate directors
(a)An alternate director may act as alternate director to more than one director and such alternate director has the same rights in relation to any decision at a directors' meeting or directors' written resolution, as the alternate's appointer.
(b)Article 26(2) of the Model Articles shall be amended by the insertion of the words "and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointer is a member" at the end of that article.
(c)Article 26(3)(b) of the Model Articles shall be amended by the insertion of the words "his appointer is an Eligible Director in relation to the resolution and" after the word "but only if".
(d)A director who is also an alternate director is entitled, in the absence of his appointer, to a separate vote on behalf of his appointer, in addition to his own vote on any decision of the directors (provided that his appointer is an Eligible Director in relation to that decision), but shall not count as more than one director for the purposes of determining whether a quorum is present.
(e)An alternate director may be paid expenses and may be indemnified by the Company to the same extent as his appointer but shall not be entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate appointer's remuneration as the appointer may direct by notice in writing made to the Company.

11.3Termination of alternate directorship
Article 27 of the Model Articles shall be amended by:
(a)deleting that part (d) of Article 27 and replacing it with the words "when the alternate appointer's appointment as a director terminates"; and
(b)adding the following as a new part (e): “when notification is received by the Company from the alternate that the alternate is resigning as alternate for that appointor and such resignation has taken effect in accordance with its terms”.
12.SECRETARY
12.1Directors to determine remuneration and conditions of appointment
The directors may appoint any person who is willing to act as the Secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.
12.2References to the Secretary in the Articles
If no person is appointed as Secretary, any references in these Articles to the Secretary shall be treated as references to the Chairman or any other director authorised generally or specifically to act as Secretary by the directors.
13.ORGANISATION OF GENERAL MEETINGS
13.1Contents and notices of general meetings
(a)Notice of general meetings need not be given to Shareholders who, under the provisions of these Articles or the terms of issue of the Shares they hold, are not entitled to receive such notices from the Company.
(b)A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purpose for which it was called.
(c)Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of Shareholders, has been duly given to a person from whom he derives his title.
(d)Where the Company has given an Electronic Address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by Electronic Means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.
13.2Shareholders can call a general meeting if not enough directors
Article 28 of the Model Articles shall be amended by deleting the words "two or more members" and replacing them with the words "any Equity Shareholder".

13.3Attendance and speaking at general meetings
Article 29(1) of the Model Articles shall be amended by the insertion of the word "orally" after "communicate".
13.4Quorum for general meetings
Article 30 of the Model Articles shall be amended by:
(a)renumbering existing article 30 as article 30(a); and
(b)inserting words "The Founder Majority and B Investor Majority present in person, by proxy or, being a corporation, by a duly authorised representative, shall constitute a quorum" as new article 30(b).
13.5Chairing general meetings
(a)The Chairman if present and willing to do so or, in the absence of such Chairman, some other director nominated in accordance with article 13.5(b), shall chair general meetings.
(b)If the Chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start or the directors have not appointed a Chairman, a Founder Director will act as chairman of the meeting and the appointment of the chairman of the meeting must be the first business of the meeting.
(c)The person chairing a meeting in accordance with this article 13.5 is referred to as the "chairman of the meeting".
13.6Adjournment
Article 33(2) of the Model Articles shall be amended by the insertion of:
(a)the word "; or" at the end of article 33(2)(b); and
(b)the words "it appears to the chairman of the meeting that it is unreasonable or impracticable for any reason to hold a general meeting at the time or place specified in the notice of that meeting" as new article 33(2)(c).
14.VOTING AT GENERAL MEETINGS
14.1Voting: general
The voting entitlements of Shareholders are subject to any rights or restrictions attached to Shares held by them, whether or not such rights or restrictions are set out in these Articles.
14.2Demanding a poll
(a)A poll may be demanded by:
(i)the chairman of the meeting; or

(ii)the directors; or
(iii)two or more persons having the right to vote on the resolution; or
(iv)a person or persons representing not less than one tenth of the total voting rights of all the Shareholders having the right to vote on the resolution; or
(v)a person or persons holding Shares in the Company conferring a right to vote on the resolution, being Equity Shares on which an aggregate sum has been paid up equal to not less than 10 per cent. of the total sum paid up on all the Shares conferring that right.
A demand for a poll by a proxy counts, for the purposes of article 14.2(a)(iii), as a demand by a Shareholder, for the purposes of article 14.2(a)(iv), as a demand by a Shareholder representing the voting rights that the proxy is authorised to exercise, and for the purposes of article 14.2(a)(v), as a demand by a Shareholder holding the Shares to which those rights are attached.
(b)Article 36(3) of the Model Articles shall be amended by the insertion of the words "A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made." as a new paragraph at the end of that article.
(c)Polls must be taken immediately and in such manner as the chairman of the meeting directs.
14.3Content of proxy notices
Article 38(1) of the Model Articles shall be amended by the insertion of the words "and a proxy which is not so delivered in such manner shall be invalid, unless the directors in their discretion accept the notice at any time before the meeting." at the end of that article.
14.4Delivery of proxy notices
(a)In accordance with the Act, and these Articles, the directors may allow an appointment of proxy to be sent or supplied in Electronic Form, subject to any conditions or limitations which the directors may specify, and where the Company has given an Electronic Address in any instrument of proxy or invitation to appoint a proxy, any document or instrument relating to proxies for the meeting (including any document necessary to show the validity of, or otherwise relating to, the appointment of a proxy, or notice of the termination of the authority of a proxy) may be sent by Electronic Means to such Electronic Address, subject to any conditions or limitations specified in the relevant notice of meeting.
(b)The proxy notice must:
(i)in the case of a proxy notice which is in hard copy form, be received at the Company's registered office (or at such other place or by such person as may be specified or agreed by the directors) not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote (or such later time up to and including at the meeting or adjourned meeting as the directors may agree) together with (if required by the directors) any authority under which it is made or a copy of such authority, certified notarially or in some other manner approved by the directors; or
(ii)in the case of a proxy notice made by Electronic Means, be received at the address specified by the Company for the receipt of proxy notices by Electronic Means not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote (or such later time up to and including at the meeting or adjourned meeting as the directors may agree). Any authority pursuant to which a proxy notice made by Electronic Means is made or a copy of such authority, certified notarially or in some other manner approved by the directors, must, if required by the directors, be received at the Company's registered office (or at such other place or by such person as may be specified or agreed by the directors) not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote (or such later time up to an including at the meeting or adjourned meeting as the directors may agree).
(c)A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by, or on behalf of, that person.
(d)An appointment under a proxy notice may be revoked by delivering to the Company, in the same manner as the proxy notice which is being revoked, was delivered under article 14.4(b) or in such manner as the directors may agree, a notice in writing given by, or on behalf of, the person by whom or on whose behalf the proxy notice was given.
(e)A notice revoking a proxy appointment only takes effect if it is delivered not less than 48 hours before the start of the meeting or adjourned meeting to which it relates; or (if agreed by the directors) such later time up to and including at the meeting or adjourned meeting itself.
(f)A vote given or poll demanded by a proxy or by the duly authorised representative of a corporate Shareholder shall be valid notwithstanding the previous revocation of the authority of the person voting or demanding a poll unless:
(i)in the case of a proxy appointment, notice of the revocation was delivered in accordance with articles 14.4(d) and 14.4(e); or
(ii)in the case of the authority of an authorised representative of a corporate Shareholder, notice of a revocation was delivered as if it were notice of the revocation of a proxy appointment in accordance with articles 14.4(d) and 14.4(e).
(g)If a proxy notice is not signed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointer's behalf.
15.SOLE SHAREHOLDER
If and for so long as the Company has only one Shareholder:
(a)in relation to a general meeting, the sole Shareholder or a proxy for that Shareholder or (if the Shareholder is a corporation) a duly authorised representative of that Shareholder is a quorum;
(b)a proxy for the sole Shareholder may vote on a show of hands; and
(c)all other provisions of these Articles shall apply with any necessary modification (unless the provision expressly provides otherwise).
16.SHARES
16.1Rights of Shares
Subject to article 17, the rights and restrictions attaching to the Shares are as set out below.
(a)Income
Any profits which the Board may lawfully determine to distribute must be distributed amongst the holders of the Shares pro rata to the nominal value of each Share held by them.
(b)Capital
On a winding-up of the Company or any other return of capital, the assets of the Company remaining after payment of its debts and liabilities and of the costs, charges and expenses of such winding-up or return of capital must, after payment of the Liquidation Preference, be distributed amongst the holders of Ordinary Shares in proportion to the number of Ordinary Shares held by them.
(c)Voting
(i)Each holder of a Share:
(1)is entitled to receive notice of, and to attend and vote at, general meetings of the Company, and all Investors Shares shall carry such votes as they would have carried if, immediately prior to the relevant vote, they had converted into Ordinary Shares in accordance with article 16.3; and

(2)who is an individual (present in person or by proxy) or a corporate entity (present by a duly authorised representative or by proxy) or, if not present as aforesaid, whose Beneficiary is present in person, by an authorised representative or proxy, has:
(i)on a show of hands, one vote; or
(ii)on a poll, one vote for each Share of which that person is the holder, save that all Investors Shares shall carry such votes as they would have carried if, immediately prior to the relevant vote, they had converted into Ordinary Shares in accordance with article 16.3.
(ii)Notwithstanding any provision of these Articles, the Deferred Shares (if any) shall not entitle the holders of them to receive notice of, to attend, to speak or to vote at any general meeting of the Company.
16.2Rights of Investor Shares
The Investor Shares shall be entitled to the rights and privileges as set forth in these Articles including but not limited to the right to receive a Liquidation Preference as set forth in article 17.
16.3Conversion
(a)Each holder of Investor Shares may at any time convert all, or any part of, its holding of Investor Shares into a number of Ordinary Shares on a 1:1 basis, being adjusted in case of any consolidation or subdivision of Shares.
(b)Such right of conversion may be effected by notice (a "Conversion Notice") in writing given to the Company signed by the holder of the relevant Investor Shares.
(c)Subject article 16.3(e) below, conversion of Investor Shares that are the subject of a Conversion Notice shall take effect upon receipt by the Company of such notice (or, if later, upon satisfaction of any further conditions so specified in such Conversion Notice) and no further director or Shareholder act or authorisation shall be required to effect such conversion.
(d)The conversion set forth in this article 16.3 shall be executed in such manner as required to comply with applicable laws.
(e)Without prejudice to the rights set out articles 16.3(a) to 16.3(d) above, upon an Insolvency Event or Exit Event Notice in accordance with article 17.3 and/or upon any holder of Investor Shares becoming aware of any potential Insolvency Event or Exit Event, each holder of Investor Shares shall be entitled to issue a Conversion Notice which is stated as being conditional upon an Insolvency Event or Exit Event occurring, in which case:
(i)such conversion shall be deemed to occur immediately prior to the Insolvency Event or the Exit Event; and

(ii)if the Insolvency Event or Exit Event does not occur within the time period stated in the Conversion Notice, such Conversion Notice shall be deemed revoked and the provisions of this article 16.3 shall apply again in relation to the rights of the holders of Investor Shares to serve another Conversion Notice in relation to such Investor Shares.
(f)All of the Investor Shares shall automatically convert into a number of Ordinary Shares on a 1:1 basis, being adjusted in case of any consolidation or sub-division of Shares immediately on the occurrence of (i) an Approved Listing; or (ii) the written consent of the holders of at least three-quarters (75 per cent.) of the B Preference Shares.
(g)Where conversion is mandatory on the occurrence of an Approved Listing, that conversion will be effective only immediately prior to and conditional upon such Approved Listing taking place. If the Approved Listing does not become effective or does not take place, such conversion shall be deemed not to have occurred.
(h)If any holder of Investor Shares becomes entitled to fractions of an Ordinary Share as a result of conversion in accordance with this article 16.3 (“Fractional Holders”), the Directors may (in their absolute discretion) deal with these fractions as they think fit on behalf of the Fractional Holders. In particular, the Board may aggregate and sell the fractions to a person for the best price reasonably obtainable and distribute the net proceeds of sale in due proportions among the Fractional Holders or may ignore fractions or accrue the benefit of such fractions to the Company rather than the Fractional Holder. For the purposes of completing any such sale of fractions, the chairman of the Company, or failing him, the secretary will be deemed to have been appointed the Fractional Holder’s agent for the purposes of the sale.
16.4Variation of class rights
(a)Any special rights attaching to a class of Shares may be varied or abrogated by the consent in writing of the holders of more than 50 per cent. of the issued Shares of that class or by an ordinary resolution passed at a separate meeting of holders of the Shares of that class subject in each case to a 75 per cent. majority being required in the circumstances set out in the Act but not otherwise.
(b)Notwithstanding article 16.4(a) above, the special rights attaching to the B Preference Shares may not be varied or abrogated unless consent in writing of more than 75 per cent of the holders of B Preference Shares is granted.
(c)The rights conferred upon the holders of Shares of any class will not, unless otherwise expressly provided by the terms of the Shares of that class, be deemed varied by the creation or issue of further Shares ranking in priority to or pari passu to them.
16.5Anti-Dilution Protection
(a)If New Securities or any shares or securities issued on a Listing (“Relevant New Securities”) are issued by the Company at a price per Relevant New

Security which equates to less than the Starting Price (a “Qualifying Issue”) (which in the event that the Relevant New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the Relevant New Securities) then the Company shall, unless and to the extent the B Investor Majority shall have specifically waived the rights of all of the holders of corresponding holders of B Preference Shares, issue to each B Investor (the “Exercising Investor”) a number of Ordinary Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole Share), subject to adjustment as certified in accordance with article 16.5(c) (the “Anti-Dilution Shares”):
Where:

N =	number of Anti-Dilution Shares to be issued to the Exercising Investor
WA =
SIP =	the Starting Price
ESC =	the number of Equity Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Qualifying Issue
QISP =	the lowest per share price of the Relevant New Securities issued pursuant to the Qualifying Issue (which in the event that that Relevant New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the Relevant New Security)
NS =	the number of Relevant New Securities issued pursuant to the Qualifying Issue
Z =	the number of B Preference Shares held by the Exercising Investor prior to the Qualifying Issue.
(b)The Anti-Dilution Shares shall:
(i)be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority of the exercising investors shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in article 16.5(a) so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the

Company and any Exercising Investor as to the effect of article 16.5(a) or this article 16.5(b), the matter shall be referred (at the cost of the Company) to the Auditors (acting as experts and not arbitrators) for certification of the number of Anti-Dilution Shares to be issued. The Auditor’s certification of the matter shall in the absence of manifest error be final and binding on the Company and the Exercising Investor; and
(ii)subject to the payment of any cash payable pursuant to article 16.5(b)(i) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Ordinary Shares, within five (5) Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to article 16.5(b)(i).
(c)In the event of any Bonus Issue the Starting Price shall also be subject to adjustment on such basis as may be agreed by the Company with the B Investor Majority within ten (10) Business Days after any Bonus Issue. If the Company and the B Investor Majority cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Auditors shall be borne by the Company.
17.LIQUIDATION PREFERENCE
17.1In this article 17, "Insolvency Event" means the occurrence of any of the following events:
(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;
(b)ceasing, or proposing to cease, to carry on the Company’s business or permit the Company or its directors (or any one of them) to take any step to wind up the Company;
(c)a composition, compromise, assignment or arrangement with any creditor of the Company; or
(d)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets or undertaking.
17.2Article 17.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed before it is advertised and in any event within fourteen (14) Days of commencement.
17.3Without prejudice to any other provision of these Articles, the Founders shall use all reasonable endeavours to procure that the Investors are sent notice (at their last notified address to the Company in accordance with the Shareholders' Agreement) of any potential Insolvency Event or Exit Event (specifying the proposed timeline for such Insolvency Event or Exit Event) not later than fifteen (15) Business Days prior to the occurrence of the same (an "Insolvency or Exit Event Notice"). Prior to, or on the occurrence of, an Insolvency Event or Exit Event in respect of the Company, the holders of the Investor Shares may choose to either:
(a)convert their Investor Shares into Ordinary Shares in accordance with article 16.3; or
(b)to continue to hold their Investor Shares.
In relation to an Exit Event, where an Insolvency or Exit Event Notice is not given within the time stipulated above, the Exit Event shall not be implemented unless and until each Investor has been given 15 Business Days’ notice of the Exit Event or has waived their entitlement to receive such notice or has elected either (a) or (b) above.
17.4On a distribution of assets on an Insolvency Event or an Exit Event or a return of capital (other than a conversion, redemption or buyback of Shares) the surplus assets of the Company remaining after payment of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so) (the “Liquidation Preference”):
(a)first in paying to each of the holders of B Preference Shares, in priority to any other classes of Shares, an amount per share held equal to the Preference Amount (provided that if there are insufficient surplus assets to pay the amounts per share equal to the Preference Amount, the remaining surplus assets shall be distributed to the holders of B Preference Shares pro rata to the amounts paid up on the B Preference Shares);
(b)second, in priority to any other classes of shares, (other than the B Preference Shares) in paying to each of the holders of A Preference Shares an amount per share held equal to the Preference Amount (provided that if there are insufficient surplus assets to pay the amounts per share equal to the Preference Amount, the remaining surplus assets shall be distributed to the holders of A Preference Shares pro rata to the amounts paid up on the A Preference Shares);
(c)third, in priority to any other classes of shares, (other than the B Preference Shares and the A Preference Shares) in paying to each of the holders of Preference Shares an amount per share held equal to the Preference Amount (provided that of there are insufficient surplus assets to pay the amounts per share equal to the Preference Amount, the remaining surplus assets shall be distributed to the holders of Preference Shares pro rata to the amounts paid up on the Preference Shares);
(d)fourth in paying to the holders of the Deferred Shares, if any, a total of £1.00 for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and
(e)the balance of the surplus assets (if any) shall be distributed among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held.
17.5In the event of an Insolvency Event or Exit Event, if any portion of the consideration payable to the Shareholders is placed into escrow and/or is payable to the

Shareholders of this Company subject to contingencies, the definitive agreement with respect to such deemed Insolvency Event or Exit Event shall provide that the portion of such consideration that is placed in escrow and/or subject to any contingencies (the “Contingent Consideration”) shall be allocated among the holders of share capital of this Company in accordance with article 17.4 as if all of the consideration ultimately payable in the transaction, including the Contingent Consideration, is paid without restrictions at the time of closing the deemed Insolvency Event or Exit Event (so that the Contingent Consideration shall be allocated among the holders of Shares based on the amount of such consideration otherwise payable to each shareholder pursuant to this).
17.6Notwithstanding article 17.5, for purposes of determining the amount each holder of Investor Shares is entitled to receive with respect to an Insolvency Event or Exit Event, each such holder of shares of a class of Investor Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such class into Ordinary Shares immediately prior to the Insolvency Event or Exit Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such class of Investor Shares into Ordinary Shares. If any such holder shall be deemed to have converted shares of Investor Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Investor Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.
17.7In the event that no Investor holds Investor Shares on an Insolvency Event or an Exit Event, any Proceeds shall be divided proportionally between the holders of Ordinary Shares.
18.ALLOTMENT OF SHARES
(a)Save to the extent authorised by these Articles or authorised from time to time by the Board (with consent of the Founder Majority), the directors shall not exercise any power to allot Shares or to grant rights to subscribe for, or to convert any security into, any Shares in the Company.
(b)Subject to the provisions of the Act and these Articles, all unissued Shares for the time being in the capital of the Company shall be at the disposal of the Board who may allot, grant options over or otherwise deal with or dispose of all such Shares to such persons, at such times and on such terms as the Board thinks proper, provided that no Share shall be issued at a discount.
(c)The discretion of the Board contained in this article 18 as to the allotment and disposal of, and the granting of any option over, the Company's Shares shall, in any event, be subject to the provisions of any investment agreement and any directions contained in any resolution creating such Shares.
19.PRE-EMPTION RIGHTS ON ISSUE
19.1Unless otherwise agreed by special resolution, no member of the Group shall allot or issue (or agree to allot or issue) (a "New Issue") any Relevant Securities (other than by way of Permitted Issue) ("New Securities") unless the Company has first offered to each Equity Shareholder the right to subscribe on the same terms (including, without limitation, as to price) as are proposed to be offered pursuant to such New Issue in accordance with the provisions of this article 19.
19.2An offer made by the Company pursuant to the provisions of this article 19 shall be in writing and shall include details of:
(a)the terms of the New Issue (the "Terms of Issue");
(b)the period during which the offer may be accepted (which shall be not less than fifteen (15) Business Days, and not more than thirty (30) Business Days, as from the date of the offer) (the "Offer Period");
(c)the maximum number of New Securities as may be comprised in the New Issue (the "Total Number"); and
(d)the number of such New Securities as may be initially allocated to each person to which the offer is so made (an "Initial Entitlement") on a pro rata basis by reference to the number of Shares held by that Equity Shareholder as a proportion of the total number of Shares held by all Equity Shareholders.
19.3An Equity Shareholder may accept an offer so made to it pursuant to this article 19 by written notice to the Company, which notice shall state the maximum number of New Securities it desires to so subscribe (which may not exceed the Initial Entitlement).
19.4At the end of the Offer Period (or, earlier, upon all holders of Equity Shares having accepted (or waived their rights under) such offer) the Company shall determine the final allocation of New Securities to each Equity Shareholder (a "Final Entitlement") as follows:
(a)each Equity Shareholder shall be allocated a number of New Securities in respect of which it has accepted the offer up to its Initial Entitlement;
(b)any allocation of any fraction of any New Security may, at the option of the Board, be disregarded; and
(c)in no event shall the Final Entitlement of an Equity Shareholder exceed the maximum number of New Securities which such person desires to subscribe as stated in its acceptance of the offer or the Initial Entitlement, and thereafter the Company shall give written notice to each Equity Shareholder confirming its Final Entitlement whereupon such person shall be bound to subscribe such New Securities pursuant to the Terms of Issue.
19.5To the extent the Total Number of the New Securities exceeds the aggregate of the Final Entitlements of all Equity Shareholders, then the Company shall be free to allot and/or issue (and/or agree to allot and/or issue) such excess New Securities on the Terms of Issue to such persons as the Board shall determine (provided that such allotment and/or issue is made, or an agreement to so allot and/or issue is entered into, during the period of seventy five (75) days following the date on which the Final Entitlements are notified to each Shareholder by the Company pursuant to article 20.5).

19.6The provisions of articles 19.1 to 19.5 shall not apply to any shares issued pursuant to a Holding Company Reorganisation or any shares or securities issued on a Listing.
20.SHARE TRANSFERS
20.1Restrictions on Transfer
(a)Subject to article 20.1(b) but notwithstanding any other provision of these Articles, neither George Goldsmith nor any B Investor may transfer all or any of their Equity Shares (or any interest derived therefrom, including any rights to any dividend on such Shares) (the “Locked Shares”), for a period starting on 17 April 2020 and ending on 18 April 2021 (the "Lock-in Period").
(b)During the Lock-in Period, no transfer of any Locked Shares or any interest in Locked Shares may be made except pursuant to this Agreement. In particular, neither GG nor the B Investors may: (i) transfer any Locked Shares; (ii) transfer any interests in Locked Shares; or (iii) create any Encumbrance over any Locked Shares, other than:
(i)to a Permitted Transferee;
(ii)with the written consent of all of the other Shareholders;
(iii)to any other Shareholder;
(iv)on or any time after an Approved Listing; and
(v)in accordance with the provisions of article 21 (the “Tag Along Right”) or to effect a sale of the entire issued share capital of the Company pursuant to article 22.
(c)Notwithstanding anything to the contrary in these Articles, no transfer or pledge of any Shares or any interest in Shares may be made Competitor (except with the consent of the Board).
(d)In case any Permitted Transferee of a Shareholder ceases to be either a Permitted Transferee or in the case of shares held by MSRD, an Affiliate of MSRD at any time, any Shares held by such person must be promptly returned to the relevant Shareholder within ten (10) Business Days of such cessation. In case of any failure to do so, the provisions of article 22.1 (Change of Control) shall apply mutatis mutandis in relation to the obligation of such Permitted Transferee to transfer such Shares to the Company or as directed by the Company, save that for such purpose the Company shall act upon direction of the Investor Majority.
20.2Other Share Transfer
The provisions of articles 20.1(d) to 20.6 shall apply in respect of a proposed transfer of Equity Shares (a "Proposed Sale") by any Shareholder, who wishes to transfer any Equity Share(s) (other than an Approved Transfer, to a Permitted Transferee or any Share(s) repurchased by the Company in accordance with article 25) (the "Seller").

20.3Transfer Notices
(a)The Seller shall first give a transfer notice to the Company (a "Transfer Notice").
(b)A Transfer Notice shall constitute the Company the Seller's agent for the sale of the Equity Shares specified therein (the "Sale Shares").
(c)A Transfer Notice shall specify:
(i)the number and class of Sale Shares;
(ii)a cash price per Share at which the Sale Shares are offered for sale (the "Sale Price"); and
(iii)the name of the person(s) (the "Proposed Buyer(s)") (if any) to whom the Seller wishes to sell the Sale Shares (if any).
(d)A Transfer Notice may not be conditional.
(e)A Transfer Notice shall be irrevocable except with the consent of the Board (with approval of an Investor Majority) and a Seller may not transfer any Sale Shares which are the subject of a Transfer Notice other than as permitted by this article 20.
20.4Offer of Sale Shares
(a)The Company shall promptly, following service of a Transfer Notice, send to each Equity Shareholder (other than the Seller and any other person(s) then offering Shares pursuant to any further Transfer Notice(s) (or any associate or Affiliate of any of the foregoing)) (together the "Eligible Shareholders") written notice offering the Sale Shares for sale and providing details of:
(i)the matters specified in the Transfer Notice;
(ii)the period during which the offer of Sale Shares may be accepted (which shall be a period of fifteen (15) Business Days as from the date of the notice so given by the Company) (the "Sale Period"); and
(iii)the number of Sale Shares as may be initially allocated for purchase by such Eligible Shareholder (an "Initial Allocation") on a pro rata basis by reference to the number of Shares held by that Eligible Shareholder as a proportion of the total number of Shares held by all Eligible Shareholders.
(b)During the Sale Period an Eligible Shareholder may, by written notice to the Company, accept the offer so made to it, in which event its acceptance notice shall state the maximum number of Sale Shares the Eligible Shareholder desires to so purchase (which may not exceed the total number of Sale Shares). The number of Sale Shares an Eligible Shareholder so desires to purchase in excess of its Initial Allocation are referred to as "Excess Shares".

(c)Within five (5) Business Days after the end the Sale Period (or, if earlier, upon all Eligible Shareholders having accepted (or waived their rights under) such offer) the Company shall determine the final allocation of Sale Shares to each Eligible Shareholder (a "Final Allocation") as follows:
(i)each Eligible Shareholder shall be allocated a number of Sale Shares in respect of which it has accepted the offer up to its Initial Allocation;
(ii)to the extent an Eligible Shareholder has not accepted the offer in respect of the whole of its Initial Allocation, then the unallocated balance of its Initial Allocation shall be re-allocated as between such other Eligible Shareholders who desire to purchase Excess Shares. Such unallocated Sale Shares shall be allocated between such other Eligible Shareholders on a pro rata basis by reference to the number of Shares held by each such Eligible Shareholder (subject always to (iv) below). Unallocated Sale Shares shall continue to be allocated amongst Eligible Shareholders mutatis mutandis in accordance with the foregoing provisions of this article 20.4(c) until all Sale Shares are so allocated (or, if earlier, until no Eligible Shareholder desires to purchase any further Sale Shares (as stated in its acceptance of the offer));
(iii)any allocation of any fraction of any Sale Share may, at the option of the Board, be disregarded or allocated by lot as between Eligible Shareholders desiring to purchase such Sale Share; and
(iv)in no event shall the Final Allocation of an Eligible Shareholder exceed the maximum number of Sale Shares which such person desires to purchase as stated in its acceptance of the offer.
20.5Sale to Eligible Purchasers
(a)Promptly following the determination of the Final Allocations, the Company shall give written notice (an "Allocations Notice") to each Eligible Shareholder and the Seller setting out details of the Final Allocations.
(b)Save where all Final Allocations are nil, the Allocations Notice shall specify a date (the "Sale Date") (being no sooner than ten (10) Business Days, and no later than fifteen (15) Business Days, from the date of such notice) on which it is proposed that the sale and purchase of Sale Shares in accordance with the Allocations Notice shall occur.
(c)On the Sale Date, each Eligible Shareholder shall purchase, and the Seller shall sell with full title guarantee free from all encumbrances and third party interests, the Sale Shares the subject of such Eligible Shareholder’s Final Allocation at the Sale Price per Sale Share and:
(i)the Seller shall deliver a duly executed instrument of transfer in respect of such Sale Shares to the Eligible Shareholder (or to the Company to be received on trust for such Eligible Shareholder) together with the share certificate in respect thereof (or an indemnity in a form approved by the Board in respect of any lost or destroyed certificate); and

(ii)such Eligible Shareholder shall pay to the Seller (or to the Company to be received on trust for the Seller) the aggregate price payable at the Sale Price in respect of the Sale Shares to be so purchased by the Eligible Shareholder.
(d)If the Seller defaults in complying with its obligations under articles 20.3, 20.4 and 20.5, then any director shall be entitled to execute, or to authorise and instruct such person as he thinks fit to execute, the necessary instruments of transfer, and (where applicable) indemnity, on behalf of the Seller and deliver the same to the relevant Eligible Shareholder(s) entitled thereto, subject to such Eligible Shareholder(s) having complied with their obligations under article 20.3.
20.6Sale to Proposed Buyer(s)
(a)Conditional upon the Seller’s compliance with articles 20.1(d) to 20.5, to the extent that any Sale Shares are not the subject of the Final Allocations (the "Unallocated Shares"), the Seller shall be entitled during the period of seventy five (75) Business Days subsequent to the date of the Allocations Notice to transfer the entire legal and beneficial interest in any of those Unallocated Shares to the Proposed Buyer(s) named in the Transfer Notice (or an Affiliate thereof).
(b)Any transfer of Unallocated Shares pursuant to article 20.6(a) must be made at a price per Share not less than the Sale Price.
20.7Approved Transfers
(a)Any Approved Transfer will be deemed automatically approved by all Shareholders under these Articles and will not be subject to challenge or objection by any Shareholder.
(b)Any Approved Transfer will not be subject to article 19 or 20.1 and no Transfer Notice will be needed to transfer such shares.
(c)Each Shareholder shall use all reasonable endeavours to provide such necessary approvals and perform such acts as may be required for the purpose of approving and effecting any Approved Transfer under these Articles.
21.TAG-ALONG RIGHT
21.1Subject to article 20.1 above, no transfer of any Shares may be made by:
(a)a Founder, other than an Approved Transfer; or
(b)any Shareholder or Shareholders if it is in respect of more than 50 per cent. of the Fully Diluted Share Capital of the Company (in one or a series of transactions),
(the "Selling Shareholder(s)") (a "Proposed Tag-Along Transfer") unless the proposed third party purchaser of the Selling Shareholder(s)’ Shares (the "Acquiror")

has (i) given to all of the other Shareholders ("Tagged Shareholder(s)") not less than fifteen (15) Business Days' notice in advance of the proposed sale (a "Tag-Along Notice") and (ii) made a bona fide offer to purchase all of the Equity Shares held by the Tagged Shareholders, subject to article 21.6, on the same terms and conditions (including as to price per share, time of payment, form of consideration as to be paid and given to and by the Selling Shareholder(s).
21.2The Tag-Along Notice shall specify:
(a)the identity of the proposed Acquiror;
(b)the price per share which the Acquiror is proposing to pay for each Share;
(c)subject to article 21.6, the manner in which the consideration is to be paid;
(d)the number of Shares which the Selling Shareholder(s) propose to sell; and
(e)the address where a counter-notice should be sent.
21.3Each Tagged Shareholder shall be entitled, within fifteen (15) Business Days after receipt of the Tag-Along Notice, to notify the Selling Shareholder(s) that they wish to sell a certain number of Shares held by them at the proposed sale price, by sending a notice ("Acceptance Notice") to the Selling Shareholder(s) specifying the number of Shares that such Tagged Shareholder wishes to sell. Any Tagged Shareholder who does not send an Acceptance Notice within such fifteen (15) Business Days period shall be deemed to have specified that they wish to sell no Shares.
21.4Following the expiry of fifteen (15) Business Days from the date the Tagged Shareholders receive the Tag-Along Notice, the Selling Shareholder(s) shall be entitled to sell to the Acquiror on the terms notified to the Tagged Shareholders such number of Shares not exceeding the number specified in the Tag-Along Notice, provided that at the same time the Acquiror purchases from the Tagged Shareholders the number of Shares that they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder(s) from the Acquiror.
21.5No sale by the Selling Shareholder(s) shall be made pursuant to any Tag-Along Notice:
(a)more than three (3) months after service of that Tag-Along Notice; and
(b)unless the Acquiror also completes the acquisition of the relevant Shares of those Tagged Shareholders who have issued an Acceptance Notice simultaneous with the sale and purchase of its Selling Shareholder Shares.
21.6In respect of any transaction that is subject to a Tag-Along Notice:
(a)a Tagged Shareholder shall not be obliged to give any representations, warranties or indemnities save for a warranty as to capacity to enter into an agreement to sell and full title guarantee in respect of the Shares transferred;
(b)any consideration payable must be: (i) paid in cash at closing and/or (ii) satisfied at closing in securities traded on a recognised investment exchange under terms that the recipient is able to sell such securities at closing for an equivalent cash amount; and
(c)such transaction shall not, without approval of an Investor Majority, include, in respect of any Tagged Shareholder:
(i)any element of deferred or contingent consideration, other than deferred or contingent consideration: (A) which in aggregate comprises not more than ten (10) per cent. of the total consideration payable under such Proposed Tag-Along Transfer to the Tagged Shareholder(s), and (B) in respect of which any deferral or contingency period is not more than one (1) calendar year; and
(ii)any non-cash consideration, save as specified in article 21.6(b).
22.DRAG-ALONG
22.1Subject to article 22.10 below and without prejudice to the rights of the Investors under articles 20 and 21 above, if the Majority Shareholders wish to sell all their interest in Shares ("Majority Selling Shareholders") and find a bona fide arm's-length third party purchaser (the "Purchaser") and agree terms for the sale to the Purchaser of their Shares (a "Proposed Drag-Along Sale") the Majority Selling Shareholders shall have the option (the “Drag-Along Option”) to compel each other holder of Shares (the "Dragged Shareholders") to sell and transfer all of their Shares to the Purchaser or as the Purchaser may direct subject to the same terms and conditions (including, as to price per Share, time of payment and form of consideration) as agreed by the Majority Selling Shareholders. For the avoidance of doubt, any transaction pursuant to this article 22 shall constitute an Exit Event for the purposes of this Agreement.
22.2The Majority Selling Shareholders may exercise the Drag-Along Option by giving a written notice (the "Drag-Along Notice") to the Company and the Company shall, within 10 Business Days of receipt of such notice, send a copy of the same in writing to each Shareholder specifying:
(a)that the Dragged Shareholders are required to transfer their Shares;
(b)the identity of the Purchaser;
(c)the price per Share which the Purchaser is proposing to pay for each Share of each class (which shall reflect the liquidation preference) (the "Drag Price");
(d)subject to article 22.4 below, the manner in which the consideration is to be paid;
(e)the proposed date of transfer; and
(f)subject to article 22.4(a) below, the form of sale agreement or form of acceptance or any other document of similar effect which the Dragged Shareholders are required to sign in connection with the sale (the "Sale Agreement").

22.3Any Drag-Along Notice shall be irrevocable, save that it shall lapse and have no further effect if the Proposed Drag-Along Sale has not completed and the Shares have not been transferred to the Purchaser within ninety (90) days of the date of the Drag-Along Notice. The Majority Selling Shareholders shall be entitled to serve further Drag-Along Notices following the lapse of any particular Drag-Along Notice.
22.4In respect of any transaction that is subject to a Drag-Along Notice:
(a)any consideration payable must be: (i) paid in cash at closing and/or in accordance with the provisions of article 22.4(b)(i), below; and/or (ii) satisfied at closing in securities traded on a recognised investment exchange under terms that the recipient is able to sell such securities at closing for an equivalent cash amount; and
(b)such transaction shall not, without the approval of an Investor Majority, include, in respect of any Dragged Shareholder:
(i)any element of deferred or contingent consideration, other than deferred or contingent consideration which: (A) in aggregate comprises not more than ten (10) per cent of the total consideration payable under such Proposed Drag-Along Sale to the Dragged Shareholder(s); and (B) in respect of which any deferral or contingency period is less than one (1) calendar year; and
(ii)any non-cash consideration, save as specified in article 22.4(b)(i).
22.5Within 15 Business Days of the Company sending the Drag-Along Notice to each other Shareholder (or such later date as may be specified in the Drag-Along Notice) in accordance with article 22.2 (the "Drag Completion Date"), each Dragged Shareholder shall deliver:
(a)a duly executed stock transfer form in respect of his/her Shares in favour of the Purchaser;
(b)the relevant share certificate(s) (or a duly executed indemnity in respect of any lost, damaged or destroyed certificate, in a form acceptable to the Board) to the Company; and
(c)subject to article 22.10, a duly executed counterpart of the Sale Agreement, if applicable, in the form specified in the Drag-Along Notice or as otherwise specified by the Company,
(together the "Drag Documents").
22.6On the Drag Completion Date, the Purchaser shall pay to the Company, the price per Share paid by the Purchaser to the Majority Selling Shareholders in respect of each Share to be transferred by the Dragged Shareholders (or, if higher in respect of each Share, the price per share calculated by applying the liquidation preference). The Company's receipt of the consideration in respect of the Shares shall be a good discharge by the Purchaser and the Company shall hold such sum on trust for each Dragged Shareholder without any obligation to pay interest.

22.7If a Dragged Shareholder fails to deliver the Drag Documents for its Shares to the Company by the Drag Completion Date, the Company and each Director shall be appointed as the agent of each such defaulting Dragged Shareholder to take such actions and enter into any Drag Document or such other agreements or documents as are necessary to effect the transfer of the Dragged Shareholder's Shares pursuant to this article 22 and the Directors shall, if requested by the Purchaser, authorise any Director to transfer the Dragged Shareholder's Shares on the Dragged Shareholder's behalf to the Purchaser to the extent the Purchaser has, by the Drag Completion Date, paid the consideration to the Company for the Dragged Shareholder's Shares offered to him. The Board shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Dragged Shareholder shall surrender his share certificate for his Shares (or suitably executed indemnity) to the Company. On surrender, he shall be entitled to the consideration due to him.
22.8Each Dragged Shareholder hereby appoints each and any Director from time to time irrevocably, and by way of security for the performance of that Dragged Shareholder’s obligations under this article 22, as its attorney or attorneys to execute any agreement or document required to be executed by that Dragged Shareholder under this article 22 including, without limitation, any transfer of that Dragged Shareholder’s Shares, provided always that this power of attorney shall not apply in respect of any of that Dragged Shareholder’s Shares where the Purchaser has failed to tender payment for the Dragged Shareholder’s Shares or to comply with any of its or their other obligations under this article 22.
22.9On any person, following the issue of a Drag-Along Notice, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire Shares or pursuant to the conversion of any convertible security of the Company (a "New Shareholder"), a Drag-Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag-Along Notice and the New Shareholder shall then be bound to sell and transfer all Shares so acquired to the Purchaser and the provisions of this article 22 shall apply with the necessary changes to the New Shareholder, except that completion of the sale of the Shares shall take place immediately on the Drag-Along Notice being deemed served on the New Shareholder.
22.10Notwithstanding any other provision of this article 22, no Investor shall be compelled to sell their Shares pursuant to a Proposed Drag-Along Sale unless:
(a)the Drag Price (per Share) is not less than GBP 3,000 (such amount being adjusted in case of any consolidation or subdivision of Shares held by the Investors).
(b)any representations and warranties to be made by such Investors in connection with a Proposed Drag-Along Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Investor’s Shares (the “Investor Fundamental Warranties”);
(c)the Investor shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Drag-Along Sale, other than the warrantors specified in any acquisition documents (the “Warrantors”);

(d)the liability of such Investor in the Proposed Drag-Along Sale and for the inaccuracy of any representations and warranties made by the Warrantors in connection with such Proposed Drag-Along Sale, is several and not joint with any other person, and is pro rata in proportion to the amount of consideration paid to such Investor in connection with such Proposed Drag-Along Sale (in accordance with the terms of this Agreement);
(e)with the exception of the Investor Fundamental Warranties, the liability of each Investor shall be limited to such Investor’s applicable share (determined based on the respective proceeds payable to each Investor in connection with such Proposed Drag-Along Sale in accordance with the provisions of this Agreement) of a negotiated aggregate indemnification amount that applies to all Shareholders, except with respect to claims related to fraud by such Investor, the liability for which need not be limited as to such Investor;
(f)the Investor is not required to enter into any restrictive covenant;
(g)upon the consummation of the Proposed Drag-Along Sale, (i) each holder of each class or series of the Company’s share capital will receive the same form of consideration for their shares of such class as is received by other holders in respect of their shares of such same class of shares, (ii) each holder of a class of Investor Shares will receive the same amount of consideration per share of such class of Investor Shares as is received by other holders in respect of their shares of such same class, (iii) each holder of Ordinary Shares will receive the same amount of consideration per share of Ordinary Shares as is received by other holders in respect of their shares of Ordinary Shares and (iv) the aggregate consideration receivable by all holders of the Investor Shares and Ordinary Shares shall be allocated among the holders of Investor Shares and Ordinary Shares on the basis of the relative liquidation preferences to which the holders of each respective class of Investor Shares and the holders of Ordinary Shares are entitled in an Insolvency Event or Exit Event (assuming for this purpose that the Proposed Drag-Along Sale is an Insolvency Event or Exit Event) in accordance with terms of this Agreement as in effect immediately prior to the Proposed Drag-Along Sale;
(h)subject to article 22.10(e) above, requiring the same form of consideration to be available to the holders of any single class of shares, if any holders of a class of shares of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Drag-Along Sale, all holders of such class of shares will be given the same option; provided, however, that nothing in this article 22.10(h) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s shareholders; and
(i)if such Investor is not an employee of the Company, such Investor is not required in connection with such Proposed Drag-Along Sale to agree to (i) any covenant not to compete with any party and/or (ii) any covenant not to solicit or hire customers, employees or suppliers of any party.

23.CHANGE OF CONTROL
23.1In relation to any Shareholder which is a Corporate Entity in respect of which an Unapproved Change of Control occurs, such Shareholder shall either:
(a)within ten (10) Business Days of a written request from the Company procure the reversal of such Unapproved Change of Control; or
(b)following a written request being received in accordance with (a) above, within twenty (20) Business Days of such written request from the Company (following the expiry of any period referred to in article 23.1(a)) or (if later) determination of Fair Market Value (the "Compulsory Transfer Date"), transfer all Shares it holds to the Company, or as directed by the Company (the "Compulsory Transfer Shares") at a 10 per cent. discount to the Fair Market Value of such Shares as at the date on which the Unapproved Change of Control occurred.
23.2If the Shareholder to which article 23.1 relates fails to effect such transfer by the Compulsory Transfer Date, the Company and each director shall be appointed as the agent of such defaulting Shareholder to take such actions and enter into any agreements or documents as are necessary to effect the transfer of the Compulsory Transfer Shares pursuant to this article 23. The defaulting Shareholder shall surrender its share certificate for its Compulsory Transfer Shares (or suitably executed indemnity) to the Company. On surrender, it shall be entitled to the consideration due to it.
23.3For the purpose of this article 23:
(a)Subject to article 23.3(b), the term "Unapproved Change of Control" shall mean in relation to a Shareholder which is a Corporate Entity (or any Permitted Transferee thereof which is a Corporate Entity and which is holding Equity Shares) (a "Controlled Entity"), such Controlled Entity ceasing to be Controlled by:
(i)the Person(s) which Controlled such Controlled Entity as at 17 April 2020 (the "Controller(s)") or, in the case of MSRD and its Permitted Transferees, by Otsuka Pharmaceutical Co., Ltd;
(ii)any Privileged Relations or Trustees of the Controller(s); and/or
(iii)any inheritor(s) or legal successor(s) of any Persons described in (i) or (ii) above, in circumstances where the Company has not approved (by majority decision of the Board which excludes any director who has been appointed by or represents the Shareholder who is the subject of the Unapproved Change of Control) the relevant change of control and in each case whether Control is exercised through any legal entity, trust or otherwise, and irrespective of whether directly or indirectly Controlled; and

(b)the term "Unapproved Change of Control" in the case of ATAI, shall occur only in case:
(i)Control of ATAI ceases to be held by:
(1)the Person(s) which Controlled ATAI on the date on which ATAI adheres to this Agreement (the “ATAI Controller(s)”); and/or
(2)any Privileged Relations or Trustees of the ATAI Controller; and/or
(3)any inheritor(s) or legal successor(s) of any of the Person(s) in (1) or (2); and
(ii)a direct Competitor (excluding any financial investor or institution to the extent that they do not, directly or indirectly, hold a relevant participation interest in the share capital of a direct Competitor) acquires Control over ATAI, but only in circumstances where the Company has not approved (by majority decision of the Board which excludes any director who has been appointed by or represents ATAI and the Seed Investor) the relevant change of control. For the avoidance of doubt, a group reorganisation of ATAI shall not be an Unapproved Change of Control, so long as a direct Competitor does not acquire Control over ATAI as part of such reorganisation; and
(c)the term "Corporate Entity" means any corporation, association, partnership (whether general or limited), limited liability company, joint venture, joint stock or other company, business trust, trust, organisation, governmental authority or other entity of any kind.
24.DIVIDENDS AND OTHER DISTRIBUTIONS
24.1The Equity Shares rank pari passu in respect of income. Any profits which the Board may lawfully determine to distribute pursuant to a resolution of the directors shall be distributed amongst the holders of the Equity Shares pro rata to the number of Equity Shares held by each of them and subject to article 16.1.
24.2In relation to an Insolvency Event of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act, divide among the Equity Shareholders in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the Equity Shareholders or different classes of Equity Shareholders. The liquidator may, with like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Equity Shareholders as he with like sanction determines, but no Equity Shareholder shall be compelled to accept any assets upon which there is a liability.

25.COMPULSORY TRANSFERS
25.1For the purposes of this article 25, the following expressions have the following meanings:
"Cessation Date" means the date on which a Founder ceases to be: (i) a director; and (ii) an employee of a Group member;
"Good Leaver" means a Founder who becomes a Leaver due to: his/her death (other than suicide, or causes of death related to alcohol or drug misuse) his/her permanent incapacity or illness (excluding incapacity which has been self-inflicted by the Founder with the deliberate aim of causing self-injury, or causes of incapacity related to alcohol or drug misuse); or where the Board (with Investor Majority approval) determines that such Founder shall be a Good Leaver; and
"Leaver" means a Founder who, prior to 17 August 2020, ceases to be: (i) a director; and (ii) an employee of a Group member (and does not otherwise continue as a director or employee of a Group member).
25.2In respect of the Shares held by the Founders as at 17 April 2020, the Shareholders hereby agree that:
(a)seventy-five (75) per cent. of the Shares held by each Founder vested on 17 August 2019; and
(b)the remaining twenty-five (25) per cent. held by each Founder began vesting in twelve (12) equal monthly instalments commencing on 17 August 2019, with the effect that, on 17 August 2020, all of the Shares held by the Founders shall have fully vested.
25.3In the event that a Founder becomes a Good Leaver:
(a)the vested Shares then held by that Founder (and his/her Permitted Transferee(s)) shall (at the election of the Founder or, if the Founder is not capable of so specifying, as specified by the personal representative of such Founder) be either kept by such Founder or transferred to: (i) the other Founder (to the extent the other Founder is not a Leaver); or (ii) a Permitted Transferee of the relevant other Founder;
(b)the unvested Shares held by the Founder (and his/her Permitted Transferee(s)) may be transferred to:
(i)such new director(s) or manager(s) of the Group; or
(ii)repurchased by the Company and held in treasury,
as may be determined by the Board (with approval of an Investor Majority); and
(c)the consideration payable to the Founder (and his/her Permitted Transferee(s)) for the transfer of unvested Shares pursuant to article 25.3(b) shall be the Fair Market Value as at the Cessation Date.

25.4In the event that a Founder becomes a Leaver (other than a Good Leaver):
(a)the vested Shares held by that Founder (and his/her Permitted Transferee(s)) may:
(i)be repurchased by the Company and held in treasury; or
(ii)be retained by that Founder,
as determined by the Board (with the approval of an Investor Majority);
(b)the unvested Shares held by that Founder (and his/her Permitted Transferee(s)) may be transferred to:
(i)such new director(s) or manager(s) of the Group; or
(ii)repurchased by the Company and held in treasury,
as may be determined by the Board (with approval of an Investor Majority) up to twelve (12) months after that Founder's Cessation Date, provided that any and all voting rights attached to the Shares held by the Founder (and his/her Permitted Transferee(s)) shall cease to apply with effect from the Cessation Date until such transfer(s) have been completed; and
(c)the consideration payable to the Founder (and his/her Permitted Transferee(s)) for the transfer of Shares:
(i)pursuant to article 25.4(a) above shall be the Fair Market Value as at the Cessation Date; and
(ii)pursuant to article 25.4(b) above shall be the lower of:
(1)Fair Market Value as at the Cessation Date; and
(2)the Issue Price.
25.5Each Founder irrevocably and unconditionally (and by way of security for the performance of its obligations in this article 25) appoints the Company as its agent and on its behalf to execute, deliver and carry out in its name or otherwise on its behalf all transfers or documents, acts and things which the Company may in its absolute discretion consider necessary or desirable to effect any transfer of the unvested Shares referred to in article 25.4(b) which such Founder is obliged, but fails, to effect in accordance with article 25.4(b).
26.LISTING
26.1In the event of an Approved Listing, each Shareholder shall (subject to article 26.5) take all steps necessary to implement such Approved Listing on such terms as are approved by the Board, including:
(a)consenting to, voting for, raising no objections to and waiving any applicable rights as is necessary or desirable (in the opinion of the Board) to:

(i)give effect to a Holding Company Reorganisation in accordance with article 27;
(ii)adopt new articles of association of the Company (or any Holding Company), in a form appropriate for a public listed company at the relevant time listed on the relevant investment exchange;
(iii)re-registering the Company as a public listed company (if applicable); and
(iv)make all applications needed to a relevant investment exchange to apply for the listing or registration of any shares;
(b)the entry into an underwriting agreement by the Company, the Shareholders and the underwriters, on terms approved by the Board; and
(c)the entry into any agreements required to effect the Lock-Up Restriction (as defined in article 26.2, below).
26.2The parties agree that if the Board accepts restrictions, subject to the customary exceptions, on the sale of the shares or securities in the Company, or a Holding Company, as appropriate, the same restrictions (up to a maximum of 180 days) shall, subject to the customary exceptions, apply equally to the Shareholders in respect of the same proportion of the shares or securities held by each of them respectively immediately prior to the Approved Listing (each being a "Lock-Up Restriction"), if reasonably negotiated and consulted with by the managing underwriter.
26.3Article 26.2:
(a)shall not apply to the sale of any Ordinary Shares to an underwriter pursuant to an underwriting agreement; and
(b)shall only be applicable to the Shareholders if all officers, directors and greater than five percent (5%) of the Shareholders of the Company enter into similar agreements.
26.4The Company agrees that: (a) one representative of MSRD; (b) one representative of ATAI; and (c) subject to ATAI holding at least 22.5 per cent. of the Company’s Fully Diluted Share Capital, one further representative of ATAI, will each have the option (at each of MSRD and ATAI’s respective election) to be appointed to the Board of Directors (or the board of directors of any Holding Company) at the time of an Approved Listing.
26.5The Board shall not require any Investor, pursuant to this article 26, to take any action which would have a material adverse and disproportionate effect on that Investor as compared to other Shareholders.
27.NEW HOLDING COMPANY
27.1In the event of a Holding Company Reorganisation in respect of an Approved Listing (a “Proposed Reorganisation”), all Shareholders shall (i) consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Reorganisation and (ii) take all necessary actions to tender their Shares required to effect the Proposed Reorganisation (the “Reorganisation Actions”). The Shareholders shall be required to take all Reorganisation Actions with respect to the Proposed Reorganisation as are necessary and required by the Board to facilitate the Proposed Reorganisation provided that nothing in this article 27 shall require any Shareholder to (a) take any unlawful action or step, (b) incur any liabilities, obligations, including but not limited to taxes, levies, fines or other liabilities or obligations owed by any Shareholder to any Tax Authority, or (c) contribute more costs as a consequence of the Reorganisation Actions, except, in each case, to the extent that such liabilities, obligations or costs (other than liabilities, obligations or costs owed to any Tax Authority) are deemed by the Board (acting reasonably) to be immaterial. If any Shareholder fails to comply with the provisions of this article 27, the Company shall be constituted the agent of each defaulting Shareholder for taking the Reorganisation Actions as are necessary to effect the Proposed Reorganisation and the Directors may authorise an officer or member to execute and deliver on behalf of such defaulting Shareholder the necessary documents to effect the Proposed Reorganisation, including, without limitation, any share exchange agreement and/or stock transfer form. Prior to the consummation of the Proposed Reorganisation or any of the Reorganisation Actions contemplated thereby, the Company shall provide each B Investor with reasonable notice of the Proposed Reorganisation and a detailed steps-memo prepared by the Company’s accountants describing the Proposed Reorganisation, and the Company shall discuss and consider in good faith the Proposed Reorganisation with such B Investors.
27.2The Company shall procure that the Holding Company shall ensure that the shares issued by it to the Shareholders (or a subsequent holder, as the case may be) pursuant to the Holding Company Reorganisation will be credited as fully paid and which new shares shall be subject to the constitutional documents of the Holding Company and otherwise (subject to the express provisions of such constitutional documents) have the same rights as all other Holding Company shares of the same class in issue at the time.
27.3On any person, following the date of completion of a Holding Company Reorganisation, becoming a Shareholder pursuant to the exercise of a pre-existing option or warrant to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company or otherwise (a “New Reorganisation Shareholder”), the New Reorganisation Shareholder shall then be bound to do all such acts and things necessary in order to transfer all such resulting shares to the Holding Company, and the provisions of this article 27.3 shall apply with the necessary changes to the New Reorganisation Shareholder provided that nothing in this article 27.3 shall require any such New Reorganisation Shareholder to take any unlawful action or step.
28.DEFERRED SHARES
28.1Subject to the Act, any Deferred Shares may be redeemed by the Company at any time at its option for one penny for all the Deferred Shares registered in the name of any holder(s) without obtaining the sanction of the holder(s).
28.2The allotment or issue of Deferred Shares or the conversion or re-designation of shares into Deferred Shares shall be deemed to confer irrevocable authority on the Company at any time after their allotment, issue, conversion or re-designation, without obtaining the sanction of such holder(s), to:

(a)appoint any person to execute any transfer (or any agreement to transfer) such Deferred Shares to such person(s) as the Company may determine (as nominee or custodian thereof or otherwise); and/or
(b)give, on behalf of such holder, consent to the cancellation of such Deferred Shares; and/or
(c)purchase such Deferred Shares in accordance with the Act, in any such case (i) for a price being not more than an aggregate sum of one penny for all the Deferred Shares registered in the name of such holder(s) and (ii) with the Company having authority pending such transfer, cancellation and/or purchase to retain the certificates (if any) in respect thereof.
28.3No Deferred Share may be transferred without the prior consent of the Board.
29.SHARE CERTIFICATES
29.1.Share certificates
(a)The Company must issue each Equity Shareholder, free of charge, with one or more certificates in respect of the Shares which that Shareholder holds.
(b)No certificate may be issued in respect of Shares of more than one class.
(c)If more than one person holds a Share, only one certificate may be issued in respect of it and delivery of a certificate to one joint holder shall be sufficient evidence of delivery to all of them.
(d)Every certificate must specify:
(i)in respect of how many Shares, of what class, it is issued;
(ii)the nominal value of those Shares;
(iii)whether the Shares are fully or partly paid; and
(iv)any distinguishing numbers assigned to them.
(e)Certificates must:
(i)have affixed to them the Company's common seal; or
(ii)be otherwise executed in accordance with the Act.
29.2.Replacement Share certificates
(a)Article 49(1) of the Model Articles shall be amended by the insertion of the words "subject to having first complied with the obligations in articles 49(2)(b) and 49(2)(c)" after the words "that member is".
(b)In article 49(2)(c) of the Model Articles, the words "evidence, indemnity and the payment of a reasonable fee" shall be deleted and replaced with the words "evidence, indemnity and the payment of reasonable expenses".

30.COMPANY'S LIEN OVER SHARES
30.1The Company's lien
The Company has a lien (the "Company's lien") over every Share (including any partly paid share) for all and any indebtedness of any holder of such Share to the Company (whether a sole holder or one of two or more joint holders), whether or not such indebtedness or liability is in respect of the Shares concerned, whether or not it is presently payable by him or his estate to the Company and whether or not a call notice has been sent in respect of it. Article 52(1) of the Model Articles shall be modified accordingly.
30.2Failure to comply with call notice: automatic consequences
(a)Article 57(1) of the Model Articles shall be amended by the insertion of:
(i)the words "subject to article 57(5)" at the beginning of article 57(1)(a) and the deletion of the word "and" at the end of that article;
(ii)the words "together with all costs, charges and expenses which may have been incurred by the Company by reason of such non-payment; and" at the end of article 57(1)(b); and
(iii)the words "no dividend or other payment or distribution in respect of any Share which is the subject of a call shall be paid or distributed and no other rights, which would otherwise normally be exercisable in accordance with these Articles by a holder of any Shares, may be exercised by the holder of any Share so long as any such call or interest, costs, charges and expenses payable in accordance with this article 57(1) in relation to such Share, remains or remain unpaid" as new article 57(1)(c).
(b)Article 57(4) of the Model Articles shall be amended by the insertion of the words ", costs, charges and expenses" after "interest".
(c)The following shall be inserted as new article 57(5):
"The directors shall not be entitled to exercise any right of forfeiture in respect of any Shares without the consent of the Founder Majority in writing.".
31.ADMINISTRATIVE ARRANGEMENTS
31.1Service of notices, documents or other information
(a)Any notice, document or other information:
(i)if delivered personally or by hand, shall be deemed to have been delivered at the time of delivery, except as provided in article 31.1(b) below;

(ii)if sent to a recipient within the same jurisdiction as the sender by an internationally recognised courier, at 9.00 am on the second Business Day after the day of sending;
(iii)if sent to a recipient outside the same jurisdiction as the sender by an internationally recognised courier, at 9.00 am on the fifth Business Day after the day of sending; and
(iv)if sent by email, at the time of its transmission, except as provided in article 31.1(b) below and subject to the sender not having received a delivery failure report (or similar).
(b)Effect of delivery by hand or email after 6.00pm on a non-Business Day
(i)If deemed delivery under article 31.1(a) above of a notice or other communication delivered by hand or sent by email occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.
(ii)If deemed delivery under article 31.1(a) above of a notice or other communication delivered by hand or sent by email occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.
(c)In this article 31, a reference to time is to local time in the country in which the recipient of the notice or communication is located.
32.DIRECTORS' INDEMNITY AND INSURANCE
32.1Indemnity
(a)Subject to article 32.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:
(i)each relevant officer shall be indemnified out of the Company's assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer;
(ii)in the actual or purported execution and/or discharge of his duties, or in relation to them, including (in each case) any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company's (or any associated company's) affairs; and

(iii)the Company may provide any relevant officer with funds to meet expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in article 32.1(a)(i) and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure.
(b)No relevant officer shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this article 32.1 and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.
(c)This article 32.1 does not authorise any indemnity which would be prohibited or rendered void by any provision of the Acts or by any other provision of law.
(d)In this article 32.1:
(i)companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and
(ii)a relevant officer means any director or other officer or former director or other officer of the Company or an associated company, but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor).
32.2Insurance
(a)The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant director in respect of any relevant loss.
(b)In this article 32.2:
(i)companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate;
(ii)a relevant officer means any director or other officer or former director or other officer of the Company or an associated company but excluding in each case any person engaged by the Company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor); and
(iii)a relevant loss means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer's duties or powers in relation to the Company, any associated company or any pension fund or employees' share scheme of the Company or associated company.